Exhibit 10.1

Execution Version

CREDIT AND GUARANTY AGREEMENT

dated as of June 2, 2021,

among

1847 GOEDEKER INC., and

APPLIANCES CONNECTION INC.

as Borrowers,

1 STOP ELECTRONICS CENTER, INC.,

GOLD COAST APPLIANCES INC.,

SUPERIOR DEALS INC.,

JOE’S APPLIANCES LLC,

YF LOGISTICS LLC, and

CERTAIN OTHER SUBSIDIARIES OF BORROWERS,
as Guarantors,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

MANUFACTURERS AND TRADERS TRUST COMPANY,
as Administrative Agent,

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Sole Lead Arranger and Sole Book Runner

i

SCHEDULES:

1A:	Commitments
4.01:	Jurisdictions of Organization and Qualification
4.02:	Capital Stock and Ownership
4.12:	Real Estate Assets
4.13:	Environmental Matters
4.14:	Material Contracts
4.18:	Employee Matters
4.21:	Intellectual Property
4.26:	Security Interest – Filing Offices
5.13:	Cash Management System
6.01:	Certain Indebtedness
6.02:	Certain Liens
6.07:	Certain Investments
6.12:	Certain Affiliate Transactions

EXHIBITS:

A:	Funding Notice
B:	Conversion/Continuation Notice
C:	Issuance Notice
D-1:	Term Loan Note
D-2:	Revolving Loan Note
D-3:	Swing Line Note
E:	Compliance Certificate
F:	Assignment and Assumption Agreement
G:	Closing Date Certificate
H:	Solvency Certificate
I:	Counterpart Agreement
J:	Collateral Certificate

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT (this “Agreement”), dated as of June 2, 2021 is entered into by and among 1847 GOEDEKER INC., a Delaware corporation (“Goedeker”) and APPLIANCES CONNECTION INC., a Delaware corporation (“Appliances” and together with Goedeker, each a “Borrower” and collectively, the “Borrowers”), 1 STOP ELECTRONICS CENTER, INC., a New York corporation (“1 Stop”), GOLD COAST APPLIANCES INC., a New York corporation (“Gold Coast”), SUPERIOR DEALS INC., a New York corporation (“Superior Deals”), JOE’S APPLIANCES LLC, a New York limited liability company (“Joe’s”), YF LOGISTICS LLC, a New Jersey limited liability company (“YF Logistics” and together with 1 Stop, Gold Coast, Superior Deals, and Joe’s, the “Closing Date Guarantors”) and CERTAIN OTHER SUBSIDIARIES OF GOEDEKER PARTY HERETO FROM TIME TO TIME AS GUARANTORS, the financial institutions party hereto from time to time (“Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY, as sole lead arranger and sole book runner (in such respective capacities, “Lead Arranger” and “Book Runner”) and MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent and Collateral Agent (in such respective capacities, “Administrative Agent” and “Collateral Agent”).

RECITALS

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, Appliances intends to acquire (the “Closing Date Acquisition”) all of the capital stock or other equity securities of the Closing Date Guarantors pursuant to that certain Securities Purchase Agreement dated as of October 20, 2020 (as amended by that certain Amendment No. 1 to Securities Purchase Agreement dated as of December 8, 2020 and that certain Amendment No. 2 to Securities Purchase Agreement dated as of April 6, 2021, the “Closing Date Acquisition Agreement”), by and between the Borrowers, the Closing Date Guarantors and the other parties party thereto as sellers;

WHEREAS, Borrowers have requested that substantially simultaneously with the Closing Date Acquisition the Lenders make available to Borrowers senior secured credit facilities in the initial amount of $70,000,000, including (i) a $60,000,000 term loan and (ii) a $10,000,000 revolving credit facility, which will include a swingline subfacility of $2,000,000 and a $2,000,000 letter of credit subfacility, in each case, on the terms and conditions contained herein (clauses (i) – (ii) the “Credit Facilities”);

WHEREAS, the proceeds of the Credit Facilities will be used (i) to finance, in part, the Closing Date Acquisition, (ii) to refinance certain outstanding indebtedness of Borrowers, Guarantors and their respective Subsidiaries and (iii) to pay fees and expenses incurred in connection with the Closing Date Acquisition, the refinancings and the transactions hereunder, and (iv) with respect to the revolving credit facility, for general corporate purposes and working capital purposes;

WHEREAS, (i) Borrowers and certain of their subsidiaries are willing to guarantee all of the Obligations and to grant to Collateral Agent, for the benefit of Collateral Agent, Lenders, and the other Secured Parties a security interest in and lien upon substantially all of its personal and real property to secure the Obligations and (ii) the parties hereto acknowledge that the Borrowers and the subsidiaries of the Borrowers will derive substantial benefits from the Credit Facilities and Loans provided to the Borrowers as set forth herein; and

WHEREAS, in consideration of the foregoing and the agreements set forth herein and in the other Loan Documents, Administrative Agent, Issuing Banks and Lenders desire to make the Credit Facilities available to Borrowers on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments, directly or indirectly, by any Loan Party or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition (including, without limitation, fees and expenses incurred in connection therewith), whether paid in Cash, or by, or in exchange for, Capital Stock or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” (including other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business) and seller notes.

“Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act of 2001).

“Administrative Agent” is defined in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in the form supplied by Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Borrower or any of its Subsidiaries, threatened against or affecting any Borrower or any of its Subsidiaries or any property of any Borrower or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 2.33(b).

“Affected Loans” is defined in Section 2.33(b).

“Affiliate” means, with respect to a specified Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any other Person directly or indirectly holding 10% or more of any class of Capital Stock of that Person, and (iii) any other Person 10% of more of any class of whose Capital Stock is held directly or indirectly by that Person.

“Agent” means each of Administrative Agent and Collateral Agent.

“Agent Parties” is defined in Section 10.01(d).

“Aggregate Payments” is defined in Section 7.02.

“Agreement” is defined in the preamble hereto.

“Appliances” is defined in the preamble hereto.

“Applicable Margin” means (i) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the first full Fiscal Quarter ending after the Closing Date, 3.75% with respect to LIBOR Rate Loans and 2.75% with respect to Base Rate Loans; and (ii) thereafter, a percentage, per annum, corresponding to the applicable Level based on the Total Leverage Ratio in effect from time to time as set forth below:

Level	Total Leverage Ratio	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans
I	Greater than or equal to 2.00 to 1.00	3.75%	2.75%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	3.25%	2.25%
III	Less than 1.50 to 1.00	2.75%	1.75%

No change in the Applicable Margin shall be effective until three (3) Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.01(d) calculating the Total Leverage Ratio. At any time Borrowers have not submitted to Administrative Agent the applicable information as and when required under Section 5.01(d) or any other time while an Event of Default has occurred and is continuing the Applicable Margin shall be determined by reference to Level I.

“Applicable Percentage” means with respect to any Lender, (i) with respect to the Revolving Commitments, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment; provided that if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and (ii) with respect to the Term Loan Commitments, the percentage of the total Term Loan Commitments represented by such Lender’s Term Loan Commitment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender or an Affiliate of a Lender.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than to a Borrower or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Borrowers’ or any of their Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Goedeker’s Subsidiaries, other than inventory sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued).

 “Assignment and Assumption Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by Administrative Agent, in substantially the form of Exhibit F or any other form approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s Financial Officer.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant hereto as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Document” means any certificate, agreement or other document executed by any Loan Party in respect of the Bank Products of a Loan Party.

“Bank Products” means each and any of the following types of services or facilities extended to a Loan Party by Administrative Agent, any Lender or any Affiliate of Administrative Agent or any Lender: (a) commercial credit cards; (b) cash management services (including treasury services, depository, overdraft, credit or debit card, automated clearing house services, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting, trade finance services, funds transfer and other cash management arrangements); (c) return items; (d) pension related products; (e) foreign exchange services; and (f) obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection with the foregoing; provided that, in the case that such Bank Products are provided by a Lender or an Affiliate thereof (other than Administrative Agent or its Affiliates), such Lender or Affiliate thereof shall have designated such products as “Bank Products” in writing to Administrative Agent.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the LIBOR Rate for a one-month period determined on a daily basis, plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark” means, initially, the LIBOR Base Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBOR Base Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 2.33(f).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that is applicable (based on the applicability restrictions below) and can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent in consultation with the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

Notwithstanding the above, for any application of clause (1), (2) or (3) above, (i) to the extent the Floor (if any) is equal to (or less than) zero percent (0.00%), if the applicable Unadjusted Benchmark Replacement (used to determine the Benchmark Replacement) would be less than the Floor, such Unadjusted Benchmark Replacement will be deemed to be the Floor, and (ii) to the extent the Floor (if any) is greater than zero percent (0.00%), if the Benchmark Replacement would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of the loan evidenced hereby).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (b) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (ET) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Requisite Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased, or will cease on a specified date, to provide all Available Tenors of such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark; or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and indicating that representativeness will not be restored.

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.33(f) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.33(f).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means each Agent, Issuing Bank, Lender, Lender Counterparty and any provider of a Bank Product.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Big Four Accounting Firm” means any of Ernst & Young LLP, PriceWaterhouseCoopers LLP, Deloitte & Touche LLP or KPMG LLP.

“Board of Directors” means (i) in the case of a Person that is a limited partnership, the general partner or any committee authorized to act therefor, (ii) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, (iii) in the case of a Person that is a limited liability company, the board of managers or members of such Person or such Person’s manager or any committee authorized to act therefor and (iv) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

“Borrower” and “Borrowers” are defined in the preamble hereto.

“Borrower Representative” shall mean Goedeker, in its capacity as such pursuant to Section 2.41.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital or financing lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand account or Deposit Account.

“Cash Collateralize” means, to pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Obligations relating to Letters of Credit, Cash or Deposit Account balances or, if Administrative Agent and the Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and the Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Goedeker, (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of Goedeker; (iii) during any period of 12 consecutive months ending after the Closing Date, individuals who at the beginning of any such 12 month period constituted the Board of Directors of Goedeker (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Goedeker was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Goedeker then in office or (iv) Goedeker shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Appliances.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Commitments or Term Loans funded on the Closing Date, and (b) Lenders having Revolving Commitments or Revolving Loans (including Swing Line Lenders) and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans funded on the Closing Date, and (b) Revolving Loans (including Swing Line Loans).

“Closing Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 10.04).

“Closing Date Acquisition” is defined in the preamble hereto.

“Closing Date Acquisition Documents” means the Closing Date Acquisition Agreement, any employment agreement, any escrow agreement, or any other agreement entered into in connection with, or relating to, the Closing Date Acquisition Agreement or the consummation of the Closing Date Acquisition, including, in each case, all schedules and exhibits relating thereto.

“Closing Date Acquisition Agreement” is defined in the recitals.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G.

“Closing Date Equity Issuance” is defined in Section 3.01(f).

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock), and Intellectual Property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” is defined in the preamble hereto.

“Collateral Assignment of Acquisition Documents” means the Collateral Assignment of Closing Date Acquisition Documents entered into by each Loan Party party to the Closing Date Acquisition Agreement (and, at the request of Administrative Agent, each other party to the Closing Date Acquisition Agreement), assigning the Loan Parties’ interests under the Closing Date Acquisition Documents (including, for the avoidance of doubt, any escrow agreement entered into with respect thereto) to Collateral Agent for the benefit of the Secured Parties and each other similar collateral assignment entered into in connection with a Permitted Acquisition.

“Collateral Certificate” means a Collateral Questionnaire Certificate with respect to the Loan Parties substantially in the form of Exhibit J attached hereto.

“Collateral Documents” means the Pledge and Security Agreement, any Mortgages, Landlord Collateral Access Agreements, Control Agreements, IP Security Agreements, if any, any Collateral Assignment of Acquisition Documents and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property, or Intellectual Property of that Loan Party as security for the Obligations or to perfect a Lien therein.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Commitment Fee Percentage” means (i) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the first full Fiscal Quarter ending after the Closing Date, 0.50%; and (b) thereafter, a percentage, per annum, determined by reference to the Level in effect from time to time as set forth in the definition of Applicable Margin as set forth below:

Level	Commitment Fee
I	0.500%
II	0.375%
III	0.375%

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” is defined in Section 10.01(d).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP equal to the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) solely to the extent deducted in calculating Consolidated Net Income, (i) Consolidated Interest Expense, (ii) provisions for Taxes based on income, (iii) total depreciation expense, (iv) total amortization expense, (v) Transaction Costs paid in cash and (vi) non-Cash, non-recurring items reducing Consolidated Net Income in such period (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period) minus (c) non-Cash, non-recurring items increasing Consolidated Net Income in such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period).

Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to be $11,520,548, $632,037, and $14,654,450, for the Fiscal Quarters ended September 30, 2020, December 31, 2020 and March 31, 2021 respectively.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrowers and their Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Borrowers and their Subsidiaries, excluding any such expenditure made in accordance with the terms of this Agreement (i) to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation in accordance with Section 2.27(b), or (ii) representing a reinvestment (or commitment to reinvest) of proceeds from any sale or disposition of assets in accordance with Section 2.27(a).

“Consolidated Fixed Charges” means, for any period, an amount determined for Borrowers and their Subsidiaries on a consolidated basis equal to (a) scheduled payments of principal made with respect to Indebtedness during such period (for purposes of this definition, ‘principal’ shall include the principal component of payments for such period in respect of obligations incurred under Capital Leases and payments of principal shall include any voluntary prepayments of the Term Loans to the extent applied to repay or prepay amortization payments during any period), plus (b) Consolidated Interest Expense during such period.

“Consolidated Interest Expense” means, for any period, total interest expense, whether in cash, accrued or capitalized (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrowers and their Subsidiaries (whether or not actually paid during such period) on a consolidated basis with respect to all outstanding Indebtedness of Borrowers and their Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Borrowers and their Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding (ii) (a) the income (or loss) of any Person (other than a Subsidiary of a Borrower) in which any other Person (other than Borrowers or any of their Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to any Borrower or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of a Borrower or is merged into or consolidated with Borrowers or any of their Subsidiaries or that Person’s assets are acquired by Borrowers or any of their Subsidiaries, (c) the income of any Subsidiary of a Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, and (d) any after Tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan.

“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of all Indebtedness of Borrowers and their Subsidiaries determined on a consolidated basis in accordance with GAAP (without giving effect to original issue discount) other than Indebtedness described under clause (vii) of the definition thereof.

“Consolidated Unfinanced Capital Expenditures” means Consolidated Capital Expenditures which are not financed with Indebtedness or the proceeds of any Capital Stock.

“Contingent Obligations” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Contingent Obligations” shall not include endorsements for collection or deposit, in either case in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof (including by reference to the fair market value of the property encumbered by a Lien securing any such amount, as applicable), in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” is defined in Section 7.02.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” means each control agreement executed and delivered to Collateral Agent for the benefit of the Secured Parties by a securities intermediary or depositary bank and by the applicable Loan Party pursuant to the Loan Documents.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit B.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit I delivered by a Loan Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Facilities” is defined in the recitals.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrowers’ and their Subsidiaries’ operations and not for speculative purposes.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.39(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, the Issuing Banks, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified Borrower Representative, Administrative Agent or the Issuing Banks or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower Representative, to confirm in writing to Administrative Agent and Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.39(b)) upon delivery of written notice of such determination to Borrower Representative, the Issuing Banks, the Swing Line Lender and each Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Capital Stock” means Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) requires the payment of any dividends (other than dividends payable solely in shares of Capital Stock which is not Disqualified Capital Stock) prior to the date that is 91 days after the latest final scheduled maturity date of the Credit Facilities, (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase or redemption at the option of the holders thereof (other than solely for Capital Stock which is not Disqualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), prior to the date that is 91 days after the latest final scheduled maturity date of the Credit Facilities (other than (i) upon payment in full of the Obligations (other than indemnification and other Contingent Obligations not yet due and owing) or (ii) upon a “change in control” or asset sale or casualty or condemnation event; provided that any payment required pursuant to this clause (ii) is subordinated in right of payment to the Obligations on terms reasonably satisfactory to Administrative Agent) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness or other assets other than Capital Stock which is not Disqualified Capital Stock; provided that any Capital Stock held by any former officers, consultants, directors or employees (and their spouses, former spouses, heirs, estates and assigns) of Goedeker upon the death, disability or termination of employment of such officer, director, consultant or employee or pursuant to any equity subscription, shareholder, employment or other agreement shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Goedeker so long as such repurchase is permitted by the terms of Section 6.05.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Early Opt-in Election” means, if the then-current Benchmark is LIBOR, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of noncompliance or violation, claim, action, suit, proceeding, demand, demand letter, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law or permit issued or approval given thereunder; (ii) in connection with any asserted liability or obligation for any Hazardous Material or any actual or alleged Hazardous Materials Activity; (iii) in connection with any enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and or (iv) in connection with any asserted liability or obligation for any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, rules, regulations, Governmental Authorizations, or any other requirements of Governmental Authorities, rules of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative orders, consent decrees or judgments, relating to (i) environmental matters or natural resources, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of companies or corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of any Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrowers or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrowers or such Subsidiary and with respect to liabilities arising after such period for which Borrowers or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrowers, any of their Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan or Multiemployer Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (vi) the imposition of liability on Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, Taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (xii) a determination that a Pension Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA); (xiii) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard or (xiv) a receipt of any notice concerning the assessment of any Tax or penalty under Internal Revenue Code Section 4980H.

“Erroneous Payment” has the meaning assigned to it in clause (a) of Section 9.13.

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in clause (d) of Section 9.13.

“Erroneous Payment Impacted Class” has the meaning assigned to it in clause (d) of Section 9.13.

“Erroneous Payment Return Deficiency” has the meaning assigned to it in clause (d) of Section 9.13.

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in clause (d) of Section 9.13.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 2.37(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.36, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.36(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fair Share” is defined in Section 7.02.

“Fair Share Contribution Amount” is defined in Section 7.02.

“Fair Share Shortfall” is defined in Section 7.02.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means that certain Fee Letter dated as of April 28, 2021 between the Borrowers and Administrative Agent, as the same may be amended, restated or otherwise modified from time to time.

“Financial Officer” means, as applied to any Person, any individual holding the position of chief financial officer or treasurer.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of Borrower Representative on behalf of Borrowers that such financial statements fairly present, in all material respects, the financial condition of Borrowers and their Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from normal year-end adjustments.

“Financial Plan” is defined in Section 5.01(f).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the highest priority Lien to which such Collateral is subject, other than (i) any nonconsensual Permitted Lien that by statute would have priority over the Lien of Collateral Agent in any Collateral and (ii) any Lien permitted by Section 6.02(g).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrowers and their Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means as of the last day of any Fiscal Quarter, for the four-Fiscal Quarter period ending on such day, the ratio of (a) (i) Consolidated Adjusted EBITDA for such period minus (ii) Consolidated Unfinanced Capital Expenditures paid by Borrowers or their Subsidiaries for such period minus (iii) federal, state and local Taxes based on income and franchise Taxes that are paid by Borrowers or their Subsidiaries during such period minus (iv) solely with respect to the calculation of the Fixed Charge Coverage Ratio for the four-Fiscal Quarter periods ending June 30, 2021 and September 30, 2020, cash payments made by the Borrowers or their Subsidiaries with respect to the Specified Sales Tax Liability (as such term is defined in the Closing Date Acquisition Agreement as of the date hereof) to the extent such amounts were included in the calculation of Consolidated Adjusted EBITDA for September 30, 2020 or December 31, 2020 as set forth in the final sentence of the definition thereof minus (v) Restricted Junior Payments paid during such period to (b) Consolidated Fixed Charges for such period. Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio for the Fiscal Quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 and March 31, 2022, Consolidated Fixed Charges shall be annualized during such Fiscal Quarters such that (i) for the calculation of the Fixed Charge Coverage Ratio as of June 30, 2021, Consolidated Fixed Charges for the one month period then ending will be multiplied by twelve (12), (ii) for the calculation of the Fixed Charge Coverage Ratio as of September 30, 2021, Consolidated Fixed Charges for the four month period then ending will be multiplied by three (3), (iii) for the calculation of the Fixed Charge Coverage Ratio as of December 31, 2021, Consolidated Fixed Charges for the seven month period then ending will be multiplied by twelve sevenths (12/7ths) and (iv) for the calculation of the Fixed Charge Coverage Ratio as of March 31, 2022, Consolidated Fixed Charges for the ten month period then ending will be multiplied by six fifths (6/5ths).

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Floor” means the benchmark rate floor, if any, provided in the Loan Documents initially (as of the execution of such Loan Documents, the modification, amendment or renewal of the Loan Documents or otherwise) with respect to the LIBOR Rate.

“Foreign Lender” means a Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Foreign Government Scheme or Arrangement” is defined in Section 4.19.

“Foreign Plan” is defined in Section 4.19.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the Letter of Credit Usage other than Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Guarantors” is defined in Section 7.02.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Goedeker” is defined in the preamble hereto.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, registration, plan, directive, registration, approval consent order or consent decree of or from any Governmental Authority.

“Grantor” is defined in the Pledge and Security Agreement.

“Guaranteed Obligations” is defined in Section 7.01.

“Guarantor” means Borrowers and each Subsidiary of the Borrowers.

“Guarantor Subsidiary” means each Guarantor other than Borrowers.

“Guaranty” means the guaranty of each Guarantor set forth in Article VII or any separate guaranty agreement entered into by a Guarantor with respect to the Guaranteed Obligations.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which poses a hazard to the health and safety of any Persons in the vicinity of any location where such material is used, generated, transported, handled, stored, Released or located, or to the environment, including petroleum products or by-products, radioactive materials, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, lead-based paint, polychlorinated biphenyls, chlorofluorocarbons, other ozone-depleting substances, mold and biological or infectious agents.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty in the ordinary course of Borrowers’ or any of their Subsidiaries’ businesses that has been designated by the Lender Counterparty by notice to Administrative Agent as a Hedge Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means (i) the audited consolidated financial statements of Borrowers, the Closing Date Guarantors and their respective Subsidiaries, for the Fiscal Year ended December 31, 2020, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, (ii) the unaudited financial statements of Borrowers delivered for the Fiscal Quarter ending March 31, 2021 and prior to the date which is 45 days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows and (iii) the unaudited financial statements of each Closing Date Guarantor and its respective Subsidiaries delivered for the Fiscal Quarter ending March 31, 2021, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows, and, in the case of clauses (i) (ii) and (iii), certified on behalf of the Borrowers by a Financial Officer of Borrower Representative that they fairly present, in all material respects, the financial condition of such Borrowers and their Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, in respect to the unaudited financial statements, to changes resulting from normal year-end adjustments.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) all Capital Leases of such Person; (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments whether or not representing obligations for borrowed money; (iv) any obligation owed (A) in respect of any earnout or similar provision or (B) for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business other than trade payables overdue by more than 90 days); (v) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (vii) obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes; (viii) all obligations of such Person in respect of Disqualified Capital Stock; (ix) all Indebtedness described in the foregoing clauses (i) through (viii) secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; and (x) all Contingent Obligations with respect to Indebtedness described in the foregoing clauses (i) through (viii).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 10.02(b).

“Installment” is defined in Section 2.24.

“Intellectual Property” means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b)all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and designs and all applications, registrations and renewals in connection therewith, (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) any rights or licenses to or form a third party in connection therewith.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, the last Business Day of each month, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one, three or six months, as selected by Borrower Representative in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Borrowers’ and their Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by any Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, or the making of any capital contribution or other similar investment, by Borrowers or any Subsidiary of a Borrower from any Person, of, or with respect to, any Capital Stock of such Person; (iii) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; (iv) any direct or indirect loan, advance or capital contribution by any Borrower or any of its Subsidiaries to any other Person, including all Indebtedness and accounts receivable from such other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (v) Contingent Obligations of any Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“IP Security Agreement” means each trademark security agreement, patent security agreement or copyright security agreement, executed from time to time by a Borrower and/or any Guarantor in favor of Collateral Agent in accordance with the Pledge and Security Agreement, including without limitation that certain Grant of Security Interest Trademarks, dated as of the Closing Date, by 1 Stop and Superior Deals in favor of Collateral Agent, in each case as may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit C.

“Issuing Bank” means M&T Bank as Issuing Bank of a standby letter of credit hereunder, together with its permitted successors and assigns in such capacity or any other Lender mutually acceptable to Borrower Representative and Administrative Agent, which has agreed in writing to act as Issuing Bank hereunder.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Landlord Collateral Access Agreement” means any agreement in favor of Collateral Agent, for the benefit of the Secured Parties, by any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral in form and substance satisfactory to Collateral Agent, waiving or subordinating Liens or certain other rights or interests such Person may hold in regard to the Collateral and providing Collateral Agent access to its Collateral.

“Lead Arranger” is defined in the preamble hereto.

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property.

“Lender” means the Persons listed on Schedule 1A and any other Person that shall have become party hereto pursuant to an Assignment and Assumption Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption Agreement. Unless the context requires otherwise, the term “Lenders” includes the Swing Line Lender.

“Lender Counterparty” means Administrative Agent and each Lender or any Affiliate of Administrative Agent or a Lender counterparty to a Hedge Agreement (including any Person who is Administrative Agent, a Lender or any Affiliate of Administrative Agent or a Lender at the time it becomes a counterparty but subsequently ceases to be Administrative Agent, a Lender or an Affiliate of Administrative Agent or a Lender).

“Letter of Credit” means a standby letter of credit issued or to be issued pursuant to this Agreement.

“Letter of Credit Sublimit” means the lesser of (i) $2,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by an Issuing Bank and not theretofore reimbursed by or on behalf of Borrowers.

“LIBOR Base Rate” means, with respect to each day during each Interest Period, the rate of interest equal to the greater of (i) the rate determined by Administrative Agent at which Dollar deposits for such Interest Period are offered in the London interbank market based on information presented on Reuters Screen LIBOR01 Page approved by ICE Benchmark Administration (or any successor thereto or substitute therefor providing rate quotations comparable to those currently provided on such services or if such page or services ceases to display such information from such other services or method, as Administrative Agent may select) (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, as of 11:00 a.m. London time on the Interest Rate Determination Date and (ii) 0.50%.

“LIBOR Rate” means, with respect to each day during each Interest Period, a rate per annum determined by Administrative Agent equal to the quotient of (i) LIBOR Base Rate, divided by (ii) a number equal to 1.00 minus the LIBOR Reserve Requirements.

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Reserve Requirements” means, for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for LIBOR funding (currently referred to as “Eurocurrency liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.

“Lien” means (i) any lien, mortgage, pledge, collateral assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan, a Revolving Loan, and a Swing Line Loan.

“Loan Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any Counterpart Agreement, any documents or certificates executed by Borrowers in favor of any Issuing Bank relating to Letters of Credit, each Collateral Certificate, any intercreditor arrangement or subordination agreement entered into with respect to the Obligations, the Fee Letter and any other fee agreements relating hereto, each Compliance Certificate, each Notice, each any amendment, restatement, amendment and restatement, waiver, supplement and/or other modification to the foregoing and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Agent, any Issuing Bank or any Lender in connection herewith.

“Loan Party” means Borrowers and each Guarantor Subsidiary.

“M&T Bank” means Manufacturers and Traders Trust Company.

“Management Agreement” means that certain Management Services Agreement, by and between Goedeker and 1847 Partners LLC, a Delaware limited liability company, dated as of April 5, 2019, as amended by that certain Amendment No. 1 to Management Services Agreement, dated as of April 21, 2020.

“Margin Stock” is defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or condition (financial or otherwise) of Borrowers and their Subsidiaries taken as a whole; (ii) a significant portion of the industry or business segment in which Borrowers or their Subsidiaries operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on Borrowers and their Subsidiaries taken as a whole; (iii) the ability of any Loan Party to fully and timely perform its Obligations; (iv) the legality, validity, binding effect or enforceability against a Loan Party of a Loan Document to which it is a party; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Loan Document.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party that is material to the business, condition (financial or otherwise), operations, performance or properties of such Person.

“Material Real Estate Asset” means any fee owned Real Estate Asset having a fair market value in excess of $5,000,000 as of the date of the acquisition thereof.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of Cash or Deposit Account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by Administrative Agent and the Issuing Banks in their reasonable discretion.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, leasehold mortgage or similar security instrument made or to be made by a Person owning an interest in real property granting a Lien on such interest in real estate as security for the payment of Obligations which shall be in a form and substance as reasonably acceptable to Collateral Agent.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Borrowers and their Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by any Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains Taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale and (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness incurred under Section 6.01(h) that is secured by a Lien on the assets subject to such Asset Sale and that is required to be repaid under the terms thereof as a result of such Asset Sale.

“Net Extraordinary Receipt Proceeds” means an amount equal to any Cash payments or proceeds received by or paid to or for the account of any Person not in the ordinary course of business, including as a result of litigation, settlements, judgments, Tax refunds, pension plan reversions, indemnity payments, escrow releases and any purchase price adjustments, in each case, net of reasonable costs and expenses associated therewith, including reasonable legal fees and expenses (but excluding any such fees and expenses paid to an Affiliate).

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by any Borrower or any of its Subsidiaries (a) under any property, casualty, business interruption or other insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of any Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by any Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrowers or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income Taxes payable as a result of any gain recognized in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.04 and (ii) has been approved by the Requisite Lenders or, in the case of amendments that require the approval of all or all affected Lenders of a particular Class, the Requisite Class Lenders of the applicable Class.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Term Loan Note, a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Loan Party from time to time (i) owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Loan Document or Hedge Agreement (including, without limitation, with respect to a Hedge Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise, (ii) in respect of Bank Products between any Loan Party and any Lender or Affiliate of any Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing and (iii) Erroneous Payment Subrogation Rights.

“Obligee Guarantor” is defined in Section 7.07.

“OFAC” is defined in Section 4.27.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as applicable, as amended, and its operating agreement, as amended, (v) with respect to any other form of legal entity, documents comparable to those described in clauses (i) through (iv), as amended and (vi) any shareholder agreement, investor securities agreement or similar agreement by and among the equity holders of a Person relating to the Capital Stock or other investment rights in such Person. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.37(b)).

“Participant” has the meaning assigned to such term in clause (d) of Section 10.06.

“Participant Register” has the meaning specified in clause (d) of Section 10.06.

“Payment Recipient” has the meaning assigned to it in clause (a) of Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by a Borrower or any of its wholly owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person (the “Target”) occurring after the Closing Date; provided,

(a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by the Target or any newly formed Subsidiary of a Borrower in connection with such acquisition shall be owned 100% by a Borrower or a Guarantor Subsidiary thereof, and Borrowers shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of a Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable and such other actions necessary to grant or confirm to Collateral Agent a Lien on or security interest in the assets so acquired subject to no Liens other than Permitted Liens including, without limitation, delivery of a Collateral Assignment of Acquisition Documents with respect to the documents governing such acquisition;

(d) Borrowers and their Subsidiaries shall (i) be in compliance with the financial covenants set forth in Section 6.08 on a pro forma basis after giving effect to such acquisition and any Indebtedness incurred in connection therewith as of the last day of the Fiscal Quarter most recently ended and (ii) have a Total Leverage Ratio on a pro forma basis after giving effect to such acquisition and any Indebtedness incurred in connection therewith (and incurred since the end of such prior Fiscal Quarter) as of the last day of the Fiscal Quarter most recently ended less than the lower of (x) 2.25 to 1.00 and (y) 0.25x less than the Total Leverage Ratio required pursuant to Section 6.08(a) for the most recently ended Fiscal Quarter for which financial statements were required to be delivered hereunder (in each case, as determined in accordance with Section 6.08(c));

(e) a Financial Officer of Borrower Representative shall have delivered to Administrative Agent at least five (5) Business Days prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance required under clause (d) above, together with all relevant financial information with respect to such acquired assets reasonably requested by Administrative Agent, including, without limitation, (x) a sources and uses relating to the Acquisition Consideration payable in connection therewith and any other information required to demonstrate compliance with the terms of this Agreement, (y) the unaudited financial statements of the Target for the most recently ended Fiscal Quarter and (z) an updated forecast or model taking into account such proposed Permitted Acquisition and pro forma balance sheet of Borrowers giving effect to such Permitted Acquisition, (ii) a copy of the purchase agreement and all other material agreements (including all schedules and exhibits thereto) related to the proposed Permitted Acquisition and (iii) a quality of earnings report in the event the Acquisition Consideration payable in connection with such acquisition would exceed $10,000,000;

(f) the Target or the assets to be acquired shall be located in the United States and shall be in the same or a similar business or line of business in which Borrowers and/or their Subsidiaries are engaged as of the Closing Date; and

(g) the aggregate Acquisition Consideration (i) paid in connection with any Permitted Acquisition shall not exceed $25,000,000, and (ii) paid with respect to all Permitted Acquisitions (excluding, for the avoidance of doubt, the Closing Date Acquisition) since the Closing Date shall not exceed $50,000,000.

“Permitted Liens” is defined in Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.

“Pledge and Security Agreement” means, collectively, (i) the Pledge and Security Agreement, dated as of the Closing Date, among Borrowers, each Guarantor and Collateral Agent and (ii) any other domestic or foreign pledge or security agreement executed and delivered by a Loan Party or any other Person in favor of the Collateral Agent for the benefit of the Secured Parties, in each case, as amended, supplemented, restated or otherwise modified from time to time.

“Prime Rate” means the rate of interest per annum that M&T Bank announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. M&T Bank or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent, Swing Line Lender and each Issuing Bank, such Person’s “Principal Office” as set forth in Section 10.01, or such other office as such Person may from time to time designate in writing to Borrower Representative, Administrative Agent and each Lender.

“Pro Forma Financial Statements” is defined in Section 3.01(e).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of a Class of any Lender of such Class, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender in such Class by (b) the aggregate Term Loan Exposure of all Lenders in such Class; and (ii) with respect to all payments, computations and other matters relating to the Revolving Loans of any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Revolving Exposure of such Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.

“Projections” is defined in Section 4.08.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” is defined in Section 4.13(h).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Recipient” means (a) any Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBOR Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting (except as may otherwise be provided in the Loan Documents for overnight LIBOR pricing), and (2) if such Benchmark is not the LIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refunded Swing Line Loans” is defined in Section 2.06(d).

“Register” is defined in Section 10.06(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” is defined in Section 2.10.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater. “Released” means the occurrence of any Release.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Requisite Class Lenders” means, at any time of determination, (i) for the Class of Lenders having Term Loan Exposure, Lenders holding a majority of the aggregate Term Loan Exposure of all Lenders, and (ii) for the Class of Lenders having Revolving Exposure or a Revolving Commitment, Lenders holding a majority of the aggregate Revolving Exposure plus unused Revolving Commitments of all Lenders. The Term Loan Exposure, Revolving Exposure or Revolving Commitment of any Defaulting Lender shall be disregarded in determining Requisite Class Lenders at any time.

“Requisite Lenders” means, at any time, Lenders holding a majority of the aggregate Total Exposures of all Lenders; provided if there are two or more Lenders (affiliated Lenders being considered one Lender for this purpose), then Requisite Lenders must include at least two Lenders. The Total Exposure of any Defaulting Lender shall be disregarded in determining Requisite Lenders at any time.

“Resignation Effective Date” is defined in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Borrower or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Borrower or any of its Subsidiaries now or hereafter outstanding; and (iv) any payment in respect of any Indebtedness which is subordinated to the Obligations and any payment in respect of an earnout or similar deferred purchase price obligation in connection with any acquisition.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth opposite the heading “Revolving Commitment” on Schedule 1A or as the case may be, in the applicable Assignment and Assumption Agreement, pursuant to which such Lender became a party hereto subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $10,000,000.

“Revolving Commitment Fee” is defined in Section 2.23(a).

“Revolving Commitment Period” means the period after the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) June 2, 2026, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.26, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.01.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in outstanding Letters of Credit or unreimbursed drawing under any Letter of Credit and Swing Line Loans at such time.

“Revolving Loan” means a Loan made by a Lender to Borrowers pursuant to Section 2.02.

“Revolving Loan Note” means a promissory note in the form of Exhibit D-2, as it may be amended, supplemented, restated or otherwise modified from time to time.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, or any successor to the rating agency business thereof.

“Sanctions” is defined in Section 4.27.

“Secured Parties” means each Agent, each Lender, each Issuing Bank and each other holder of any Obligation of a Loan Party including each Lender Counterparty and provider of a Bank Product.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvency Certificate” means a solvency certificate duly executed by the Financial Officer of the Borrower Representative, addressed to Administrative Agent for the benefit of the Lenders in substantially the form of Exhibit H, giving pro forma effect to transactions to be made simultaneously or in connection with, or immediately following, the delivery of such Solvency Certificate.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Subject Transaction” is defined in Section 6.08(c).

“Subordinated Debt” means Indebtedness for borrowed money that is subordinated in right of payment to the prior payment of the Obligations pursuant to a subordination agreement in form and substance satisfactory to Administrative Agent in its sole discretion.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of Goedeker.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means M&T Bank in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity or such other Lender mutually acceptable to Borrower Representative and Administrative Agent, which has agreed in writing to act as Swing Line Lender hereunder.

“Swing Line Loan” means a Loan made by Swing Line Lender to Borrowers pursuant to Section 2.05.

“Swing Line Note” means a promissory note in the form of Exhibit D-3, as it may be amended, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $2,000,000 and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Target” is defined in the definition of Permitted Acquisition.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a Loan held by a Lender pursuant to Section 2.01.

“Term Loan Commitment” means the commitment of a Lender to make a Term Loan on the Closing Date and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth opposite the heading “Term Loan Commitment” on Schedule 1A. After the Closing Date the Term Loan Commitments shall be $0. The aggregate amount of the Term Loan Commitments as of the Closing Date is $60,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender.

“Term Loan Maturity Date” means the earlier of (i) June 2, 2026, and (ii) the date that the Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note in the form of Exhibit D-1, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that (i) has been selected or recommended by the Relevant Governmental Body and (ii) is displayed on a screen or other information service that publishes such rate from time to time, as determined by the Administrative Agent in its reasonable discretion.

“Title Policy” is defined in Section 5.11.

“Total Exposure” means, at any time, the sum of (i) the aggregate Term Loan Exposure of all Lenders, (ii) the aggregate Revolving Exposure of all Lenders and (iii) the aggregate unused Commitments of all Lenders.

“Total Leverage Ratio” means, for any determination date, the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by Borrowers or any Subsidiary of Borrowers on or before the Closing Date (or after the Closing Date to the extent identified by Borrower Representative to Administrative Agent on or before the Closing Date and consented to in writing by Administrative Agent) in connection with the Transactions, including, without limitation, (i) fees, costs and expenses in connection with the satisfaction of the conditions set forth in Sections 3.01, and (ii) fees and expenses of counsel to Borrowers, Administrative Agent, or any Lender.

“Transactions” means (i) the repayment in full of the Indebtedness outstanding prior to the Closing Date and not otherwise permitted by this Agreement, (ii) the entering into of this Agreement and the other Loan Documents and the incurrence of the initial Loans, (iii) the Closing Date Acquisition, (iv) the Closing Date Equity Issuance, (v) the consummation of the other transactions in connection with the foregoing and (vi) the payment of all fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs).

“Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a LIBOR Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.36(g).

“Withholding Agent” means any Loan Party and Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrowers to Lenders pursuant to Sections 5.01(b) and 5.01(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.01(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. To the extent there are any changes in GAAP from the date of this Agreement, if at any time such change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower Representative or Administrative Agent shall so request, Administrative Agent and Borrower Representative shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with such GAAP prior to such change therein. Notwithstanding the preceding sentence, (i) the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities, and the effects of FAS 141(R) in respect of fees and expenses in connection with a business combination shall be disregarded and (ii) all accounting terms, ratios and calculations shall be determined without giving effect to Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Accounting Standards Codification 842, provided that the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents reasonably requested by the Administrative Agent and the Lenders setting forth a reconciliation between calculations of such ratio or requirement made in accordance with GAAP and made without giving effect to Account Standards Codification 842.

Section 1.03 Interpretation, etc.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) references to any statute, rule or regulation shall be construed to include as referring thereto as from time to time amended, restated, supplemented or otherwise modified (including by succession of comparable successor laws), (c) the word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law) and all judgments, orders, writs and decrees of all Governmental Authorities, (d) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (e) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (f) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. To the extent that any of the representations and warranties contained in this Agreement or in any other Loan Document is qualified by materiality, material adverse effect or “Material Adverse Effect”, then the qualifier “in all material respects” “in any material respect” or similar qualification when reaffirming the representations and warranties including Section 3.02 and Section 8.01(d) shall not apply.

Section 1.04 Construction.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement; (ii) it has had full and fair opportunity to review and revise the terms of this Agreement; (iii) this Agreement has been drafted jointly by all of the parties hereto; and (iv) neither any Agent nor any Lender has any fiduciary relationship with or duty to Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agents and the Lenders, on the one hand, and Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

Section 1.05 Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

LOANS AND LETTERS OF CREDIT

Section 2.01 Term Loans.

Subject to the terms and conditions hereof, each Lender with a Term Loan Commitment severally agrees to make, on the Closing Date, a Term Loan to Borrowers in an amount equal to such Lender’s Term Loan Commitment. Borrowers may make only one borrowing under the Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. All amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

Section 2.02 Revolving Commitments.

During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender with a Revolving Commitment severally agrees to make Revolving Loans to Borrowers in the aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.02 may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date. The Revolving Commitments shall remain unfunded on the Closing Date.

Section 2.03 [Reserved].

Section 2.04 Borrowing Mechanics for Loans.

(a) Except pursuant to Section 2.10, Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are LIBOR Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $50,000 in excess of that amount.

(b) Whenever Borrowers desire that Lenders make Loans (including the Term Loans on the Closing Date), Borrower Representative shall deliver to Administrative Agent a fully executed Funding Notice no later than 10:00 a.m. (New York City time) at least three (3) Business Days in advance of the proposed Credit Date in the case of a LIBOR Rate Loan, and at least one (1) Business Day in advance of the proposed Credit Date in the case of a Base Rate Loan (other than, if agreed to by the Administrative Agent, with respect to Loans to be funded on the Closing Date). Except as otherwise provided herein, a Funding Notice for a Loan that is a LIBOR Rate Loan shall be irrevocable upon receipt of such Funding Notice by Administrative Agent, and Borrowers shall be bound to make a borrowing in accordance therewith.

(c) Notice of receipt of each Funding Notice in respect of Loans, together with the amount of each Lender’s Pro Rata Share thereof (based on its respective Commitments), if any, shall be provided by Administrative Agent to each applicable Lender.

(d) Each Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date (which, in the case of the Term Loans, shall be the Closing Date) by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Loans available to Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrowers designated in writing to Administrative Agent by Borrower Representative (or, in the case of the Term Loans as directed pursuant to a flow of funds statement approved by Administrative Agent).

Section 2.05 Swing Line Loans Commitments.

During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to Borrowers in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.05 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

Section 2.06 Borrowing Mechanics for Swing Line Loans.

(a) Swing Line Loans shall be made in an aggregate minimum amount of $50,000 and integral multiples of $50,000 in excess of that amount.

(b) Whenever Borrowers desire that Swing Line Lender make a Swing Line Loan, Borrower Representative shall deliver to Administrative Agent a Funding Notice no later than 1:00 p.m. (New York City time) on the proposed Credit Date.

(c) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Borrowers designated in writing to Administrative Agent by Borrower Representative.

(d) With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrowers pursuant to Section 2.25, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower Representative), no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrowers) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrowers on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrowers) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Applicable Percentage of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrowers, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrowers and shall be due under the Revolving Loan Note issued by Borrowers to Swing Line Lender. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrowers from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.32.

(e) If for any reason Revolving Loans are not made pursuant to Section 2.06(d) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Applicable Percentage of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the Federal Funds Effective Rate and thereafter at the Base Rate, as applicable.

(f) Notwithstanding anything contained herein to the contrary, each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to Section 2.06(d) and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to Section 2.06(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets or condition (financial or otherwise) of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.07 Letters of Credit.

During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit for the account of Borrowers in the aggregate amount up to but not exceeding the Letter of Credit Sublimit at any time outstanding; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the applicable Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; and (v) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) the date which is 30 days prior to the Revolving Commitment Termination Date and (2) the date which is one (1) year from the date of issuance of such Letter of Credit. Subject to the foregoing, the applicable Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless such Issuing Bank elects not to extend for any such additional period.

Section 2.08 Notice of Issuance.

Whenever Borrowers desire the issuance of a Letter of Credit, Borrower Representative shall deliver to Administrative Agent and the applicable Issuing Bank an Issuance Notice no later than 12:00 p.m. (New York City time) at least three (3) Business Days or such shorter period as may be agreed to by the applicable Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.02, the applicable Issuing Bank shall issue the requested Letter of Credit only in accordance with such Issuing Bank’s standard operating procedures.

Section 2.09 Responsibility of Issuing Bank with Respect to Requests for Drawings and Payments.

In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrowers and such Issuing Bank, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Bank shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the applicable Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by such Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such Issuing Bank to Borrowers.

Section 2.10 Reimbursement by Borrowers of Amounts Drawn or Paid Under Letters of Credit.

In the event an Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall notify Borrower Representative and Administrative Agent, and Borrowers shall reimburse such Issuing Bank on the Business Day on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Borrower Representative shall have notified Administrative Agent and such Issuing Bank prior to 10:00 a.m. (New York City time) on the date that Borrowers intend to reimburse such Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrowers shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.02, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by such Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrowers shall reimburse such Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.10 shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrowers shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.10.

Section 2.11 Lenders’ Purchase of Participations in Letters of Credit.

Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the applicable Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Applicable Percentage of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrowers shall fail for any reason to reimburse such Issuing Bank as provided in Section 2.10, such Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Applicable Percentage. Each Lender shall make available to such Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Bank specified in such notice not later than 5:00 p.m. (New York City time) on the date notified by such Issuing Bank. In the event that any Lender fails to make available to such Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.11, such Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by such Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. In the event an Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.11 for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.11 with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank from Borrowers in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth in Section 10.01 or at such other address as such Lender may request.

Section 2.12 Obligations Absolute.

The obligation of Borrowers to reimburse each Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.10 and the obligations of Lenders under Section 2.11 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which Borrowers or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), such Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrowers, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrowers or one of their Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets or condition (financial or otherwise) of any Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing.

Section 2.13 Indemnification.

Without duplication of any obligation of Borrowers under Section 10.02, in addition to amounts payable as provided herein, Borrowers hereby agree to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which any Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by any Issuing Bank or (ii) the honoring of (or failure of such Issuing Bank to honor) a drawing under any such Letter of Credit including as a result of any Governmental Act, other than, in each case, as a result of the gross negligence or willful misconduct of such Issuing Bank.

Section 2.14 Pro Rata Shares.

All Loans shall be made and all participations shall be purchased, by Lenders simultaneously and proportionately to their respective, in the case of a Class of Term Loans, Pro Rata Shares of such Lenders’ respective Commitments or Loans with respect to such Class and, in the case of the Revolving Commitment (including participations in Swing Line Loans and Letters of Credit) such Lenders’ Applicable Percentage, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

Section 2.15 Availability of Funds.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender (x) in the case of Base Rate Loans, 12 hours prior to the proposed time of such borrowing and (y) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Loan, Administrative Agent may assume that such Lender has made such share available on such Credit Date and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loans available to Administrative Agent, then the applicable Lender and Borrowers severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the interest rate applicable to Base Rate Loans. If Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period. If such Lender pays its share of the applicable Loans to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b) Payments by Borrowers; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower Representative prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.16 Use of Proceeds.

The proceeds of (i) the Term Loan shall be used to (w) refinance Indebtedness outstanding immediately prior to the Closing Date, (x) finance the Closing Date Acquisition, (y) to pay the Transaction Costs and (z) for working capital and general corporate purposes of the Borrowers and their Subsidiaries, and (ii) the Revolving Loans and Swing Line Loans made and Letters of Credit issued after the Closing Date shall be used by Borrowers for working capital and general corporate purposes of Borrowers and their Subsidiaries, including Permitted Acquisitions. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 2.17 Lenders’ Evidence of Debt.

Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrowers, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrowers’ Obligations in respect of any applicable Loans; and provided further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

Section 2.18 Notes.

If so requested by any Lender by written notice to Borrower Representative (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower Representative’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

Section 2.19 Interest Rate on Loans.

Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin for such Base Rate Loans;

(ii) if a LIBOR Rate Loan, at the LIBOR Rate plus the Applicable Margin for such LIBOR Rate Loans; and

(iii)  Swing Line Loans shall bear interest at the rate applicable to Base Rate Loans.

Section 2.20 Interest Rate.

(a) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by Borrower Representative and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, however, that, notwithstanding anything to the contrary set forth herein, Borrowers may not give Funding Notice or Conversion/Continuation Notice of a borrowing or continuation of, or requesting a conversion to, LIBOR Rate Loans with an Interest Period longer than one month until the completion of a Successful Syndication (as defined in the Fee Letter). If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(b) In connection with LIBOR Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Borrower Representative fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower Representative fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower Representative shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent demonstrable material error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower Representative and each Lender.

(c) Interest shall be computed (i) in the case of Base Rate Loans based on the Prime Rate on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of all other Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(d) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(e) Borrowers agree to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrowers at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(f) Interest payable pursuant to Section 2.20(e) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by an Issuing Bank of any payment of interest pursuant to Section 2.20(e), such Issuing Bank shall distribute to each Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event an Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.11 with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which such Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrowers.

Section 2.21 Conversion/Continuation.

(a) Subject to Section 2.33 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrowers shall have the option:

(i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $500,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan; provided a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Borrowers shall pay all amounts due under Section 2.33 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $500,000 and integral multiples of $50,000 in excess of that amount as a LIBOR Rate Loan.

(b) Borrower Representative shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least three (3) Business Days in advance of the proposed Conversion/Continuation Date. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrowers shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.22 Default Interest.

Upon the occurrence and during the continuance of an Event of Default, automatically and without the requirement of any notice, the principal amount of all Loans outstanding and all fees and other amounts owed hereunder, including, to the extent permitted by applicable law, any interest payments on the Loans, shall thereafter bear interest (including post-petition interest in any proceeding under the Debtor Relief Laws or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans and fees payable under Section 2.23(a)(ii) (or, in the case of any such other fees and other amounts which do not bear interest hereunder, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.22 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.23 Fees.

(a) Borrowers agree to pay to Lenders having Revolving Exposure:

(i) commitment fees (the “Revolving Commitment Fees”) equal to (1) the average of the daily difference between (a) the Revolving Commitments, and (b) the sum of (x) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (y) the Letter of Credit Usage, times (2) the Commitment Fee Percentage per annum; and

(ii) letter of credit fees equal to (1) the Applicable Margin for LIBOR Rate Revolving Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.23(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b) [reserved].

(c) Borrowers agree to pay directly to each Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.125%, per annum, times the average aggregate daily maximum amount available to be drawn under all outstanding Letters of Credit (determined as of the close of business on any date of determination); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(d) All fees referred to in Section 2.23(a) and Section 2.23(c)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(e) In addition to any of the foregoing fees, Borrowers agree to pay (i) without limiting Section 10.02(a), all accrued fees and expenses of the Lead Arranger and Administrative Agent (including the reasonable fees and expenses of counsel for the Lead Arranger and any local counsel), and (ii) such other reasonable fees in the amounts and at the times separately agreed upon, including any fees set forth in the Fee Letter.

Section 2.24 Scheduled Installments.

The principal amounts of the Term Loans shall be repaid in installments (each, an “Installment”) on the last day of each Fiscal Quarter, commencing on September 30, 2021; provided, that the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date. Each quarterly Installment shall be in the amount of $1,500,000, and, on the Term Loan Maturity Date, the final Installment shall be in an amount equal to the remaining outstanding principal amount of all Term Loans.

Section 2.25 Voluntary Prepayments.

(a) Any time and from time to time, subject to Section 2.33, in whole or in part, without premium or penalty:

(i) with respect to Base Rate Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount;

(ii) with respect to LIBOR Rate Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $50,000 in excess of that amount; and

(iii) with respect to Swing Line Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $50,000, and in integral multiples of $50,000 in excess of that amount.

(b) All such prepayments shall be made:

(i) upon not less than one (1) Business Day’s prior written notice in the case of Base Rate Loans;

(ii) upon not less than three (3) Business Days’ prior written notice in the case of LIBOR Rate Loans; and

(iii) upon written notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 11:00 a.m. (New York City time) on the date required. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

Section 2.26 Voluntary Commitment Reductions.

(a) Borrowers may, upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount.

(b) Borrower Representative’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower Representative’s notice and shall reduce the applicable Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

Section 2.27 Mandatory Prepayments.

(a) Asset Sales. No later than the first Business Day following the date of receipt by any Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrowers shall prepay the Loans as set forth in Section 2.30(b) in an aggregate amount equal to 100% of such Net Asset Sale Proceeds in excess of $500,000 in the aggregate in any Fiscal Year; provided, so long as no Default or Event of Default shall have occurred and be continuing from the date of such sale through the date of such investment, Borrowers shall have the option, directly or through one or more of their Subsidiaries, to invest Net Asset Sale Proceeds within one hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of Borrowers and their Subsidiaries; provided further, pending any such investment all such Net Asset Sale Proceeds shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments) or otherwise held in a Deposit Account subject to Collateral Agent’s security interest.

(b) Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by any Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrowers shall prepay the Loans as set forth in Section 2.30(b) in an aggregate amount equal to 100% of such Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing on the date of the receipt of such Net Insurance/Condemnation Proceeds and through the date of such investment, Borrowers shall have the option, directly or through one or more of their Subsidiaries to invest such Net Insurance/Condemnation Proceeds up to an amount not to exceed $250,000 within one hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of Borrowers and their Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments) or otherwise held in a Deposit Account subject to Collateral Agent’s security interest.

(c) Extraordinary Receipt Proceeds. No later than the first Business Day following the date of receipt by any Borrower or any of its Subsidiaries of any Net Extraordinary Receipt Proceeds, Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such Net Extraordinary Receipt Proceeds.

(d) Issuance of Debt. On the date of receipt by any Borrower or any of its Subsidiaries of any Cash proceeds from incurrence of any Indebtedness of any Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01), Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such proceeds.

Section 2.28 Mandatory Repayments of Revolving Loans.

If, for any reason, the Total Utilization of Revolving Commitments at any time exceeds the Revolving Commitments at such time, Borrowers shall immediately repay, without demand, the Swing Line Loans, the Revolving Loans and Cash Collateralize the Letter of Credit Usage (in such order) in an aggregate amount not less than such excess.

Section 2.29 Prepayment Certificate.

Concurrently with any prepayment of the Loans pursuant to Section 2.27 or 2.28, Borrower Representative shall deliver to Administrative Agent a certificate executed by a Financial Officer demonstrating the calculation of the amount of the applicable net proceeds or overadvance, as the case may be. In the event that Borrowers shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrowers shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments in an amount equal to such excess, and Borrower Representative shall concurrently therewith deliver to Administrative Agent a certificate executed by a Financial Officer demonstrating the derivation of such excess.

Section 2.30 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Revolving Loan pursuant to Section 2.25 shall be applied as specified by Borrower Representative in the applicable notice of prepayment with respect to such Revolving Loans. Any prepayment of a Loan with respect to which Borrower Representative has not specified the Loans to which such prepayment shall be applied or with respect to which Borrower Representative elects to be applied to the Term Loans, shall be applied as follows:

First, to prepay the Term Loans applied to reduce the scheduled remaining Installments and other payments of principal on such Term Loans (including the payment due on the Term Loan Maturity Date) in inverse order of maturity with respect to each Class of Term Loan until all Term Loans are paid in full;

Second, to repay outstanding Swing Line Loans to the full extent thereof;

Third, to repay outstanding Revolving Loans to the full extent thereof, without a corresponding permanent reduction of the Revolving Commitment;

Fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit; and

Fifth, to Cash Collateralize Letters of Credit in an amount equal to the Minimum Collateral Amount.

(b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Section 2.27 shall be applied as follows:

First, to prepay the Term Loans applied to reduce the scheduled remaining Installments and other payments of principal on such Term Loans (including the payment due on the Term Loan Maturity Date) in inverse order of maturity with respect to each Class of Term Loan until all Term Loans are paid in full;

Second, to prepay the Swing Line Loans to the full extent thereof;

Third, to prepay the Revolving Loans to the full extent thereof, without a corresponding permanent reduction of the Revolving Commitment;

Fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit; and

Fifth, to Cash Collateralize Letters of Credit in an amount equal to the Minimum Collateral Amount.

(c) Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrowers pursuant to Section 2.33(c).

Section 2.31 General Provisions Regarding Payments.

(a) All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at Administrative Agent’s Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

(c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share (based on its respective Commitment) of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of Interest Period, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) Administrative Agent shall deem any payment by or on behalf of Borrowers hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.22 from the date such amount was due and payable until the date such amount is paid in full.

(g) Notwithstanding anything to the contrary set forth herein, if an Event of Default shall have occurred and not otherwise been waived, payments made hereunder shall be applied to the Obligations by the Administrative Agent in the order determined by the Administrative Agent in its reasonable discretion; provided, however, if the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by Administrative Agent hereunder in respect of any of the Obligations, shall be applied as follows:

first, pro rata to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Administrative Agent and Collateral Agent including those incurred in connection with the enforcement of the rights of Administrative Agent, the Issuing Banks and the Lenders under the Loan Documents (including any costs incurred in connection with the sale or disposition of any Collateral);

second, pro rata, to payment of any fees owed to Administrative Agent, the Issuing Bank or the Swing Line Lender hereunder or under any other Loan Document;

third, pro rata, to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) (if any) of the Lenders incurred in connection with the enforcement of their respective rights under the Loan Documents;

fourth, pro rata, to the payment of all Obligations consisting of accrued fees and interest payable to the Lenders hereunder;

fifth, to the payment of the principal of the Swing Line Loans then outstanding;

sixth, pro rata, to (i) the payment of principal on all other Loans then outstanding, (ii) to Cash Collateralize Letters of Credit in an amount equal to the Minimum Collateral Amount, (iii) to any Obligations owing to a Lender or any Lender Counterparties with respect to any Hedge Agreement and (iv) to the payment of any Obligation arising in respect of Bank Products;

seventh, to any other Obligations not otherwise referred to in this Section 2.31(g); and

eighth, upon satisfaction in full of all Obligations, to Borrowers or as otherwise required by law.

Subject to items “first” through “seventh” preceding, Administrative Agent shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations; provided, however, that notwithstanding anything to the contrary in this Section 2.31, any amount received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Guarantor. Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Indebtedness in respect of any Hedge Agreement or Bank Products, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the relevant Lender or Affiliate of a Lender providing such Hedge Agreement or Bank Products.

Section 2.32 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder (including, for the avoidance of doubt, participations in any Letter of Credit disbursements) resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.38 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or Participant, other than to Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.33 Making or Maintaining LIBOR Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR Rate, Administrative Agent shall on such date give notice to Borrower Representative and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Borrower Representative and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower Representative with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrowers.

(b) Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice to Borrower Representative and Administrative Agent of such determination. Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Borrower Representative pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Borrower Representative pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrowers shall have the option, subject to the provisions of Section 2.33(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Except as provided in the immediately preceding sentence, nothing in this Section 2.33(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non Commencement of Interest Periods. Borrowers shall compensate each Lender, upon written request by such Lender, for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds) which such Lender may sustain: (i) if for any reason a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Borrower Representative.

(d) Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.33 and under Sections 2.34 and 2.35 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.33 and under Sections 2.34 and 2.35.

(f) LIBOR Rate Replacement.

(i)  Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment or further action or consent of any other party hereto or to any other Loan Document, and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting that occurs more than five (5) Business Days after the date notice of such Benchmark Replacement is provided to the Lenders, without any amendment or further action or consent of any other party hereto or to any other Loan Document, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Class Lenders of each Class. Borrower shall pay all out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with the negotiation or enforcement of the terms hereof or any related matters contemplated in this Section 2.33(f). For purposes of this Section, any interest rate hedging agreement related to the loan evidenced hereby shall be excluded from the definition of a “Loan Document.” The parties hereto acknowledge that a Benchmark Transition Event has occurred with respect to the LIBOR Base Rate with the public announcements on March 5, 2021, by the ICE Benchmark Administration (IBA) and the U.K. Financial Conduct Authority (FCA), that the IBA will permanently cease to publish all remaining tenors of the LIBOR Base Rate on June 30, 2023, for which the related Benchmark Replacement Date is anticipated to be June 30, 2023.

(ii)  Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower or any other party hereto or to any other Loan Documents. The Administrative Agent shall not be liable to any party hereto for any Benchmark Replacement Conforming Changes it makes in good faith.

(iii)  Notices; Standards for Decisions and Determinations. The Administrative Agent will provide notification to the Borrower Representative (which may at the Administrative Agent’s discretion be electronic, part of a billing statement, a general notice to customers or other communication) and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Replacement Conforming Changes within a reasonable time prior to such implementation and effectiveness, as applicable. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including, without limitation, any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding on all parties hereto absent manifest error, and may be made in its or their sole discretion and without consent from any other party hereto or to any other Loan Document, except, in each case, as expressly required pursuant to this Section and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.

(iv)  Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBOR Base Rate), then the Administrative Agent may remove any tenor that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(v)  Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke (as applicable) any request for a LIBOR Rate borrowing or, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to a loan that shall accrue interest at the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 2.34 Compensation For Increased Costs.

If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such Issuing Bank or other Recipient, Borrowers will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

Section 2.35 Capital Requirements; Certificates for Reimbursement; Delay in Requests.

(a) Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(b) Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 2.34 or Section 2.35 and delivered to Borrower Representative, shall be conclusive absent manifest error. Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(c) Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to Section 2.34 or Section 2.35 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to Section 2.34 or Section 2.35 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.36 Taxes.

(a)  Issuing Bank. For purposes of this Section 2.36, the term “Lender” includes any Issuing Bank.

(b)  Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)  Payment of Other Taxes by Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)  Indemnification by Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower Representative by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (e).

(f)  Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.36, such Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g)  Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower Representative and Administrative Agent, at the time or times reasonably requested by Borrower Representative or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower Representative or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Representative or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower Representative or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.36(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)  Without limiting the generality of the foregoing,

(A)  any Lender that is a U.S. Person shall deliver to Borrower Representative and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed originals of IRS Form W-8ECI;

(3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 871(h)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrowers within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)  to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and

(D)  if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower Representative and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower Representative or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower Representative or Administrative Agent as may be necessary for Borrowers and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Administrative Agent in writing of its legal inability to do so.

(h)  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.36 (including by the payment of additional amounts pursuant to this Section 2.36), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)  Survival. Each party’s obligations under this Section 2.36 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 2.37 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.34 or Section 2.35, or requires Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section  2.36, then such Lender shall (at the request of Borrower Representative) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.34, Section 2.35 or Section 2.36 as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.34 or Section 2.35, or if Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.36 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.37(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.34, Section 2.35 or Section 2.36) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrowers shall have paid to Administrative Agent the assignment fee specified in Section 10.06;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.33(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.34 or Section 2.35 or payments required to be made pursuant to Section 2.36, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

Section 2.38 Cash Collateral.

(a)  Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of Administrative Agent or any Issuing Bank (with a copy to Administrative Agent) Borrowers shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.39(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b) Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a First Priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (c) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent, the Collateral Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrowers will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.38 or Section 2.39 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.38 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.39 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.39 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and Requisite Class Lenders and Section 10.04.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.03 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.38; fourth, as Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower Representative, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.38; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or payments made with respect to a drawing under a Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and payments made with respect to a drawn Letter of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or payments made with respect to a drawn Letter of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in outstanding Letters of Credit or unreimbursed drawing under any Letter of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.39(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.39(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A)  No Defaulting Lender shall be entitled to receive any Revolving Commitment Fee for any period during which that Lender is a Defaulting Lender.

(B) Each Defaulting Lender shall be entitled to receive fees pursuant to Section 2.23(a)(ii) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.38.

(C) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clauses (A) and (B) above, Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Swing Line Loans, outstanding Letters of Credit or unreimbursed drawings under any Letter of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in outstanding Letters of Credit or unreimbursed drawing under any Letter of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders holding Revolving Commitments in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.38.

(b) Defaulting Lender Cure. If Borrower Representative, Administrative Agent and each Swing Line Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 2.39(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Bank shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.40 Acknowledgement of Joint and Several Liability

(a) Each of the Borrowers acknowledges and agrees that (i) it is a co-borrower hereunder and shall be jointly and severally, with the other Borrowers, directly and primarily liable for the Obligations regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans or other extensions of credit received or the manner in which the Administrative Agent and/or any Lender or Issuing Bank accounts for such Loans or other extensions of credit on its books and records, (ii) each of the Borrowers shall have the obligations of co-maker and shall be primary obligors with respect to all Loans, the Letters of Credit and the other Obligations, it being agreed that such extensions of credit to each Borrower inure to the benefit of all Borrowers, and (iii) the Administrative Agent and each of the Lenders and Issuing Bank is relying on such joint and several liability of the Borrowers as co-makers in extending the Loans and issuing the Letters of Credit hereunder. Each Borrower’s obligations with respect to Loans made to it or with respect to any Letters of Credit issued for its account, and each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder, with respect to Loans made to the other Borrower hereunder or with respect to any Letters of Credit issued for the account of any other Borrower hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each Borrower. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Obligation payable by it to the Lender, it will forthwith pay the same, without notice of demand.

(b) Each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Obligations of the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or other document evidencing all or any part of the Obligations of the other Borrowers, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender or Issuing Bank with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent or any Lender or Issuing Bank, (iv) the failure by the Administrative Agent or any Lender or Issuing Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security for the Obligations of any other Borrower, (v) any borrowing or grant of a security interest by any other Borrower, as debtors-in-possession under Section 364 of the Bankruptcy Code or any other Debtor Relief Law, (vi) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s or Issuing Bank’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code or any other Debtor Relief Law, or (vii) any other circumstances which might constitute a legal or equitable discharge or defense of any other Borrower other than payment in full of the Obligations.

(c) With respect to each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Obligations of any of the other Borrowers hereunder, each Borrower waives, until the payment in full of the Obligations, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations.

(d) No payment or payments made by any of the Borrowers or any other Person or received or collected by the Administrative Agent or any Lender or Issuing Bank from any of the Borrowers or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed (except to the extent Obligations are paid in full) to modify, release or otherwise affect the liability of any Borrower under this Agreement, which shall remain liable for the Obligations until the payment in full of all Obligations

Section 2.41 Borrower Representative

Each of the Borrowers hereby appoints Borrower Representative as, and Borrower Representative shall act under this Agreement as, the agent, attorney-in-fact and legal representative of the Borrowers for all purposes hereunder, including requesting Loans and Letters of Credit and receiving account statements and other notices and communications to Borrowers (or any of them) from Administrative Agent or any Lender. Accordingly, the parties agree that any and all actions to be taken hereunder by Borrowers may be taken by Borrower Representative for and on behalf of Borrowers, and any and all notices and communications permitted or required to be made by Administrative Agent or any Lender hereunder to Borrowers, shall be deemed made to each of Borrowers if delivered to Borrower Representative. The Administrative Agent and each Lender and other Agent may rely, and shall be fully protected in relying, on any Notice, request for a Letter of Credit, disbursement instruction, report, information or any other notice or communication made or given by Borrower Representative or any Borrower, whether in its own name, on behalf of any other Borrower or on behalf of “Borrowers”, and none of Administrative Agent, any Lender or other Agent shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such notice, request, instruction, report, information, other notice or communications. Borrower Representative or any other Borrower may from time to time tender to Administrative Agent and the Lenders, representations or performance of covenants hereunder and take actions in respect of other matters on behalf of Borrowers, and any such representations, performance or actions by Borrower Representative or any Borrower, shall be conclusively deemed done with the authorization of and on behalf of the other Borrowers, as the circumstances and the specific action taken may indicate. Administrative Agent and each of the Lenders may in all cases rely on communications from, and representations and actions taken by, Borrower Representative or any other Borrower as though given, delivered, made or taken by or from the Borrowers, and all such communications, representations and actions shall be binding upon each Borrower on whose behalf such communications, representations or actions were purportedly taken by such other Borrower.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions to Initial Funding. The obligations of the Lenders to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.04):

(a) Loan Documents. Administrative Agent shall have received sufficient copies of each Loan Document executed and delivered by each applicable party thereto for each Lender including the following Loan Documents (in each case, in form and substance reasonably satisfactory to the Administrative Agent):

(i) counterparts of this Agreement duly executed by each of the parties hereto;

(ii) Notes duly executed by Borrowers, payable to each Lender requesting a Note in accordance with Section 2.18 hereof;

(iii) the Pledge and Security Agreement duly executed by each of the parties initially to be party thereto;

(iv) the Collateral Assignment of Acquisition Documents with respect to the Closing Date Acquisition;

(v) IP Security Agreements executed by the applicable Loan Parties as may be required in accordance with the terms of the Pledge and Security Agreement;

(vi) [reserved];

(vii) Landlord Collateral Access Agreements with respect to all Leasehold Properties;

(viii) Control Agreements with respect to all Deposit Accounts and securities accounts of Borrowers and each Guarantor to the extent required by Section 5.13 hereof; and

(ix)  a duly executed Closing Date Certificate, together with all attachments thereto;

(x) a Solvency Certificate with respect to Borrowers and with respect to the Loan Parties taken as a whole (in each case, after giving effect to the Transactions);

(xi) [reserved]; and

(xii) such other documents and agreements as Administrative Agent, or any Lender through Administrative Agent, may reasonably request (including, without limitation, the other certificates and agreements required by the other paragraphs of this Section 3.01).

(b) Organizational Documents; Incumbency. Administrative Agent shall have received the following (in each case, in form and substance reasonably satisfactory to the Administrative Agent) (i) a copy of the Organizational Documents, to the extent applicable, certified as of a recent date by the appropriate governmental official, each certified as true and complete by an Authorized Officer of the applicable Loan Party; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents on behalf of each Loan Party to which it is a party; (iii) resolutions of the Board of Directors (or similar governing body) of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate or its equivalent from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and from each other jurisdiction with respect to which any such Loan Party is required to be qualified to do business as a foreign entity in such jurisdiction, in each case dated as of a recent date prior to the Closing Date.

(c) Fees and Expenses. Administrative Agent, its Affiliates and the Lenders shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to Administrative Agent) invoiced on or prior to the Closing Date.

(d) Collateral and Diligence Deliveries. Collateral Agent (on behalf of the Lenders) shall be reasonably satisfied that it shall have a perfected First Priority Lien and security interest in the Collateral following the Closing Date, and shall have received the following (in each case, in form and substance reasonably satisfactory to the Collateral Agent):

(i) the Collateral Certificate duly executed by each Loan Party;

(ii) UCC, tax Lien and judgment search results with respect to Borrowers and each other Loan Party from all appropriate jurisdictions and filing offices (including, without limitation with respect to Intellectual Property of Borrowers and their Subsidiaries) the results of which shall indicate that no Liens other than Permitted Liens (and Liens being released in accordance with the immediately following clause (iii)) are perfected with respect to the Collateral;

(iii)  pay-off letters, termination statements, canceled mortgages and the like required by Administrative Agent in connection with the removal of any Liens (other than Permitted Liens), including, without limitation, all tax Liens, against the assets of the Loan Parties (including against all assets acquired in connection with the Closing Date Acquisition);

(iv) UCC financing statements, delivery of all certificated securities and instruments pledged under the Pledge and Security Agreement, appropriate stock powers executed in blank, allonges and other appropriate endorsements and other documents related thereto;

(v) [reserved];

(vi) management contracts and non-compete agreements for executive management of Borrowers and Guarantors;

(vii) certified copies of all material governmental waivers and consents required in connection with consummation of the Transactions (including those referenced in clause (o) below); and

(viii) delivery of such other diligence related deliverables, possessory collateral, share certificates, blank stock transfer forms, notices of charge and/or assignment and other documents, instruments and agreements required by the terms of the Pledge and Security Agreement or otherwise reasonably requested by Collateral Agent.

(e) Financial Statements; Projections; Closing Covenants. Lenders shall have received the following (in each case in form and substance reasonably satisfactory to the Administrative Agent):

(i)  the Historical Financial Statements (together with the certifications required in the definition thereof);

(ii)  a pro forma consolidated balance sheet and related statements of income and cash flows of Borrowers and their Subsidiaries (the “Pro Forma Financial Statements”) as of and for the twelve month period ending on the last day of the most recently completed month ending at least 60 days prior to the Closing Date, prepared giving effect to the Transactions;

(iii)  the Projections; and

(iv) a certificate signed by a Financial Officer of Borrower Representative, setting forth in reasonable detail computations evidencing that: (A) Consolidated Adjusted EBITDA for Borrowers and their Subsidiaries for the twelve month period ending as of the last day of the most recently ended Fiscal Quarter ending at least 45 days prior to the Closing Date (calculated on a pro forma basis giving effect to the Transactions), is not less than $25,000,000 and (B) the Total Leverage Ratio as of the Closing Date (for purposes of such pro forma calculation, Consolidated Adjusted EBITDA shall be determined as of the last day of the most recently ended Fiscal Quarter ending at least 45 days prior to the Closing Date) is not greater than 2.25 to 1.00.

(f) Equity Issuance. Administrative Agent shall have received evidence that Goedeker shall have received proceeds of no less than $167,000,000 from the issuance of the Capital Stock of Goedeker (the “Closing Date Equity Issuance”); provided, that if such proceeds result from the issuance of any preferred Capital Stock of Goedeker, the terms of such preferred Capital Stock shall be reasonably satisfactory to the Administrative Agent.

(g) Refinancing. Administrative Agent shall have received payoff letters, termination statements, canceled mortgages and other lien releases required by the Administrative Agent in form and substance reasonably acceptable to Administrative Agent reflecting the payment in full and termination of any Indebtedness outstanding and not otherwise permitted by this Agreement including the release of all Liens other than Permitted Liens.

(h) Evidence of Insurance. Administrative Agent shall have received a certificate from Borrowers’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect and that Collateral Agent, for the benefit of Lenders has been named as additional insured and lender loss payee thereunder to the extent required under Section 5.05, including endorsements relating to the additional insured and lender loss payee provisions reasonably requested by Collateral Agent and, to the extent required by Collateral Agent, a collateral assignment of the business interruption insurance of the Loan Parties. Administrative Agent shall be satisfied with the amount, types, and terms and conditions of all insurance maintained by Borrowers and their Subsidiaries.

(i) Opinions of Counsel to Loan Parties. Administrative Agent and its counsel shall have received the following (and each Loan Party hereby instructs each such counsel to deliver such opinions to Administrative Agent and Lenders): executed copies of the favorable written opinions of Bevilacqua PLLC, counsel for the Loan Parties as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent.

(j) No Material Adverse Change. There shall not have occurred a material adverse change in the business or condition (financial or otherwise) of (i) Goedeker and its Subsidiaries, taken as a whole, or (ii) any Guarantor Subsidiary and its Subsidiaries, taken as a whole, in each case since December 31, 2020.

(k) Due Diligence Generally. The Agents shall have completed all due diligence on the Borrowers and their respective Subsidiaries the scope and results of which shall be satisfactory to such Agent, including, but not limited to, receipt and satisfactory review of (i) the Closing Date Acquisition Agreement, (ii) employment contracts for any Authorized Officer of any Loan Party, (iii) any management or similar agreement entered into by any Loan Party and (iv) a quality of earnings report with respect to the Closing Date Guarantors.

(l) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, challenges the Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents, nor shall there be any litigation or investigation pending that could reasonably be expected to have a Material Adverse Effect upon the consummation of the Transactions.

(m) Funds Flow Statement. Administrative Agent shall have received a duly executed funds disbursement agreement with respect to the Transactions, together with a report setting forth the sources and uses of the proceeds of any Loan incurred on the Closing Date.

(n) U.S. PATRIOT Act; Beneficial Ownership and Similar Disclosures. The Agents and the Lenders shall have received all documentation and other information required by such institution or its bank regulatory authorities under applicable “know your customer” and other terrorism and anti-money laundering rules and regulations, including without limitation the Act and the United Stated Executive Order No. 13224 on Terrorist Financing on or prior to the date which is five (5) Business Days prior to the Closing Date. At least five (5) Business Days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to Person.

(o) Transactions.

(i) Administrative Agent shall have received certified copies of the final executed Closing Date Acquisition Agreement and any escrow agreement, note, guaranty and other material agreement, instrument or document entered into in connection therewith (including all schedules, exhibits, amendments, supplements, modification, assignments and all other documents delivered pursuant thereto or in connection therewith), each of which shall be in form and substance reasonably satisfactory to Administrative Agent;

(ii) All conditions precedent to the Closing Date Acquisition set forth in the Closing Date Acquisition Agreement shall have been satisfied (without any amendment, modification or waiver of any condition that would be adverse to the Lenders without the consent of Administrative Agent) and the Closing Date Acquisition shall have been consummated in accordance with the Closing Date Acquisition Agreement (without any amendment, modification or waiver of any provision that would be adverse to the Lenders without the consent of Administrative Agent) and with all material requirements of law;

(iii) All Governmental Authorizations, shareholder and corporate consents and all material consents of other Persons, in each case that are necessary in connection with the Transactions and the other transactions contemplated by the Loan Documents, shall have been obtained, and each of the foregoing shall be final and in full force and effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions or the other transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired; and

(iv) Each other Transaction to be consummated on the Closing Date shall have been consummated (or shall substantially simultaneously be consummated) in accordance with the terms of the documents governing such transactions and otherwise in compliance with all requirements of law.

It is acknowledged and agreed that the documents and other deliverables referenced in Section 5.19 shall not be provided on the Closing Date but shall be delivered within the periods specified in Section 5.19 (or such longer periods as the Administrative Agent, in its reasonable discretion, shall have agreed). Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent or Lenders, as applicable, on the Closing Date.

Section 3.02 Conditions to Each Credit Extension; Notices.

(a) Conditions Precedent. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.04, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be (and, with respect to any Letter of Credit, on or before the date of issuance of such Letter of Credit), Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the applicable Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit;

(ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii) as of such Credit Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv) at the time of and immediately after giving effect to such Credit Extension and any other transactions to occur on such Credit Date, no Default or Event of Default shall have occurred and be continuing; and

(v) as of such Credit Date, no Material Adverse Effect shall have occurred since December 31, 2020.

Any Agent or Requisite Lenders shall be entitled, but not obligated, to request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender, such request is warranted under the circumstances.

(b) Notices. Each Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower Representative may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Borrowers in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly Authorized Officer or other Person authorized on behalf of Borrower Representative or for otherwise acting in good faith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and Issuing Banks to enter into this Agreement and to make each Credit Extension to be made hereby, each Loan Party represents and warrants to the Agents and each Lender (i) on the Closing Date and (ii) on each other date after the Closing Date on which representations and warranties are made or required or deemed to be made in accordance with the terms and provisions of the Loan Documents as follows (as used herein, for the avoidance of doubt, the term “Subsidiary” shall include all Subsidiaries of either Borrower after giving effect to the Closing Date Acquisition, including the Guarantor Subsidiaries):

Section 4.01 Organization; Requisite Power and Authority; Qualification.

Each of the Borrowers and their Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.01, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

Section 4.02 Capital Stock and Ownership.

The Capital Stock of each Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.02, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of any Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by any Borrower or any of its Subsidiaries of any additional membership interests or other Capital Stock of any Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any Borrower or any of its Subsidiaries. Schedule 4.02 correctly sets forth the ownership interest of Borrowers and each of their Subsidiaries in their respective Subsidiaries as of the Closing Date after giving effect to the Transactions.

Section 4.03 Due Authorization.

The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto. The execution, delivery and performance of the Closing Date Acquisition Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto, and, to the knowledge of Borrowers, each other Person party thereto.

Section 4.04 No Conflict.

(a) The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any rule or regulation issued by any Governmental Authority applicable to any Borrower or any of its Subsidiaries (including, without limitation, Environmental Laws), any of the Organizational Documents of any Borrower or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on any Borrower or any of its Subsidiaries; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Borrower or any of its Subsidiaries; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Borrower or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent, on behalf of the Secured Parties); or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract of any Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date.

(b) The execution, delivery and performance by the Loan Parties of the Closing Date Acquisition Documents to which they are parties and the consummation of the transactions contemplated by the Closing Date Acquisition Documents do not and will not (i) violate, in any material respect, any provision of any law or any rule or regulation issued by any Governmental Authority and applicable to any Borrower or any of its Subsidiaries (including, without limitation, Environmental Laws), any of the Organizational Documents of any Borrower or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on any Borrower or any of its Subsidiaries; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Borrower or any of its Subsidiaries; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Borrower or any of its Subsidiaries; or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract of any Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date.

Section 4.05 Governmental Consents.

The execution, delivery and performance by Loan Parties of the Loan Documents and the Closing Date Acquisition Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Closing Date Acquisition Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as have been obtained or made and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

Section 4.06 Binding Obligation.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b) Each Closing Date Acquisition Document has been duly executed and delivered by each Loan Party that is a party thereto, and to the knowledge of Borrowers, each other Person party thereto, and is the legally valid and binding obligation of such Loan Party or, to Borrowers’ knowledge, such Person, enforceable against such Loan Party or such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07 Historical Financial Statements.

(a) The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from normal year-end adjustments. As of the Closing Date, no Borrower nor any Subsidiary of a Borrower has any contingent liability or liability for Taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and there have been no changes to the Historical Financial Statements or notes thereto which, in each case, is material in relation to the business, operations, properties, assets, or condition (financial or otherwise) of Borrowers and their Subsidiaries taken as a whole.

(b) The Pro Forma Financial Statements reflect, as of such date, on a pro forma basis for the Transactions, the consolidated pro forma financial condition of Borrowers and their Subsidiaries as at such date and the consolidated pro forma results of operations of Borrowers and their Subsidiaries for the period ended on such date in accordance with GAAP. Such Pro Forma Financial Statements are consistent in all material respects with the sources and uses and the Projections and are otherwise prepared on a basis consistent with the Historical Financial Statements and other financial statements previously furnished to Administrative Agent.

Section 4.08 Projections.

The projections of Borrowers and their Subsidiaries (including balance sheets, income statements and cash flow statements of Borrowers and their Subsidiaries) received by the Administrative Agent on April 13, 2021 (the “Projections”) are based on good faith estimates and assumptions made by the management of Borrowers believed to be reasonable at the time made; provided the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Borrowers believed that the Projections were reasonable and attainable.

Section 4.09 No Material Adverse Effect; Solvency.

(a) Since December 31, 2020, no event, circumstance or change has occurred that has caused or evidenced or could reasonably be expected to cause or evidence, either in any case or in the aggregate, a Material Adverse Effect.

(b)  Borrowers are, and the Loan Parties taken as a whole are, Solvent.

Section 4.10 Adverse Proceedings, etc.

(a) No litigation, proceeding, audit or investigation of or before any arbitrator or Governmental Authority or other Adverse Proceeding is pending or, to the knowledge of Borrowers, threatened or otherwise likely to be commenced within a reasonable time period against any Borrower or any of its Subsidiaries or against any of their properties or revenues, in each case which purport to affect or pertain to this Agreement or any other Loan Documents.

(b) There are no Adverse Proceedings which, individually or in the aggregate, could reasonably be expected to result in liabilities, costs or expenses to Borrowers and their Subsidiaries in excess of $500,000. Neither any Borrower nor any of their Subsidiaries (i) is in violation of any applicable laws, rules or regulations (including, without limitation, any applicable Environmental Laws), or (ii) is subject to or in default with respect to any final judgments, writs, injunctions or decrees of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in the case of either clause (i) or (ii), which , individually or in the aggregate, could reasonably be expected to result in liabilities, costs or expenses to Borrowers and their Subsidiaries in excess of $500,000. Neither any Borrower nor any of their Subsidiaries is the subject of any material pending review or audit by the Internal Revenue Service or any investigation by a Governmental Authority concerning the violation or possible violation of any law.

Section 4.11 Payment of Taxes.

Except as otherwise permitted under Section 5.03, all tax returns and reports of Borrowers and their Subsidiaries required to be filed by any of them have been timely filed, and all Taxes and all assessments, fees and other governmental charges of Borrowers and their Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. No Borrower knows of any proposed tax assessment against any Borrower or any of its Subsidiaries that is not being actively contested by Borrowers or such Subsidiary in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrowers and/or their Subsidiaries, as the case may be; and no tax Lien has been filed, and to the knowledge of Borrowers, no claim is being asserted, with respect to any such Tax, fee or other charge.

Section 4.12 Properties.

(a) Each Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property) all of the respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.07 and in the most recent financial statements delivered pursuant to Section 5.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business if occurring prior to the Closing Date or as otherwise permitted under Section 6.09. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Permitted Liens.

(b) As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect as of the Closing Date, and Borrowers do not have knowledge of any default that has occurred and is continuing thereunder which could reasonably be expected to have a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

Section 4.13 Environmental Matters.

Except as set forth on Schedule 4.13:

(a) Each Borrower and its Subsidiaries together with any of their respective Facilities or operations have at any time during any Borrower’s or Subsidiaries’ ownership or lease thereof been in material compliance with, and have no material liability under, any applicable Environmental Law which, in each case, would reasonably be expected to result in liability or expenses to Borrowers or their Subsidiaries in excess of $500,000;

(b) Each Borrower and its Subsidiaries has obtained all material permits, licenses, certificates or authorizations required under Environmental Law (“Environmental Permits”) and necessary for the conduct of their businesses and operations, and the ownership, operation and use of their Facilities and are in material compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing;

(c) There has been no Release or threatened Release or any Hazardous Materials Activities in, on, at, under, to or from any Facility presently or formerly owned, leased or operated by Borrowers or their Subsidiaries or their respective predecessors in interest that has resulted in, or is reasonably expected to result in liability or obligations by Borrowers or their Subsidiaries under Environmental Law or result in an Environmental Claim in excess of $500,000;

(d) There is no material Environmental Claim pending or threatened in writing against any of Borrowers or their Subsidiaries, or relating to any Facility currently or formerly owned, leased or operated by Borrowers or their Subsidiaries or relating to the operations of Borrowers or their Subsidiaries, and there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of an Environmental Claim in excess of $500,000;

(e) No person with an indemnity, contribution or other obligation to Borrowers or their Subsidiaries relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation;

(f) No Facility is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9600 et seq.) (“CERCLA”) or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority that indicates that any Borrower or any of its Subsidiaries has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(g) No Lien has been recorded or threatened under any Environmental Law with respect to any Facility owned or leased by Borrowers or their Subsidiaries;

(h) Neither of the Borrowers nor any of their Subsidiaries has been issued or been required to obtain any material permit for the treatment, storage or disposal of hazardous waste (for clarification purposes, the phrase “permit for the treatment, storage or disposal of hazardous waste” shall not include any routine registrations or identification numbers required or issued with respect to the generation of hazardous waste in the ordinary course of Borrowers’ or their Subsidiaries’ operations) at any of its Facilities pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (“RCRA”), or any equivalent state or federal hazardous waste law, nor are any such Facilities regulated as “interim status” facilities required to undergo material corrective action pursuant to RCRA or any state equivalent;

(i) None of the matters, individually or in the aggregate, disclosed in Schedule 4.13 could reasonably be expected to have a Material Adverse Effect; and

(j) No other event or condition has occurred or is occurring with respect to any Borrower or any of its Subsidiaries relating to any Environmental Law or any Hazardous Materials Activity that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 4.14 No Defaults; Material Contracts.

No Default or Event of Default has occurred and is continuing. Neither the Borrowers nor any of their Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which could constitute such a default, in either case which could reasonably be expected to have a Material Adverse Effect. Schedule 4.14 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and all such Material Contracts are in full force and effect.

Section 4.15 Compliance with Laws; Permits.

(a) Each Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Governmental Authorizations and other approvals from any Governmental Authority), except for such non-compliance that would not reasonably be expected to result in a Material Adverse Effect.

(b) Each Borrower and its Subsidiaries has all material Governmental Authorizations required under all applicable laws and required in order to carry on such Person’s business as currently conducted and to own, lease and operate its properties. All necessary import, export and other Governmental Authorizations for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and their Subsidiaries has complied with all foreign and domestic laws with respect to shipment and importation of any goods or Collateral, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 4.16 Governmental Regulation.

Neither any Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither any Borrower nor any of their Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.17 Use of Proceeds; Margin Stock.

(a) The proceeds of the Loans will be used in accordance with Section 2.16.

(b) Neither any Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Loan Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.18 Employee Matters.

(a) Except as set forth on Schedule 4.18, as of the Closing Date, neither any Borrower nor any of its Subsidiaries is a party to any union agreement or collective bargaining agreement or other written agreements or understandings with any labor organization or employee association applicable to any employees of any Borrower or any of its Subsidiaries. Neither any Borrower nor any of its Subsidiaries is engaged in any material unfair labor practice. There is (a) no unfair labor practice complaint pending against any Borrower or any of its Subsidiaries, or, to the best knowledge of Borrowers, threatened against any of them, before the National Labor Relations Board, (b) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Borrower or any of its Subsidiaries or, to the best knowledge of Borrowers, threatened against any of them which could reasonably be expected to have a Material Adverse Effect, and (c) no strike or work stoppage in existence or, to the best knowledge of Borrowers, threatened involving any Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower or any of its Subsidiaries is a party or by which any Borrower or any of its Subsidiaries is bound.

(b) The hours worked and payments made to employees of any Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act, any similar or equivalent state or federal law or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Borrower nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state or federal law, which remains unpaid or unsatisfied. As of the Closing Date, neither any Borrower nor any of its Subsidiaries is bound by any consent decree or settlement agreement relating to employment decisions or relations with employees, independent contractors or applicants for employment which could reasonably be expected to result in liabilities, costs or expenses to Borrowers and their Subsidiaries in an amount in excess of $500,000.

(c) All payments, contributions, assessments, premiums, fees, Taxes, penalties or fines due from any Borrower or any of its Subsidiaries in relation to the employment of its employees or the termination thereof including, but not limited to, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrowers except to the extent which the failure to so pay or accrue such liabilities could not reasonably be expected to result in liabilities, costs or expenses to Borrowers and their Subsidiaries in an amount in excess of $500,000.

Section 4.19 Employee Benefit Plans.

(a) Each Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with (i) all applicable provisions and requirements of ERISA and the Internal Revenue Code and (ii) the terms of the regulations and published interpretations thereunder with respect to each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code either (A) has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status or (B) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. Nothing has occurred which would cause the loss of Borrowers or their Subsidiaries’ reliance on such Employee Benefit Plan’s favorable determination letter, opinion, advisory letter. No material liability (other than required contributions, premiums and benefit payments) to the PBGC, the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Borrowers, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of a Borrowers, its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Borrower, any of their Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrowers, their Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA would not exceed $500,000 if any such withdrawal would occur. Borrowers, each of their Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (is defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party or any Subsidiary or any other ERISA Affiliate under the terms of any collective bargaining agreement. There are no violations of the fiduciary responsibility rules with respect to any Employee Benefit Plan. No Borrower nor any of its Subsidiaries or their ERISA Affiliates have engaged in a non-exempt “prohibited transaction” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Employee Benefit Plan, that would subject Borrowers or their Subsidiaries to a Tax on the prohibited transaction imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(b) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Borrower or any of its Subsidiaries which plan is not subject to United States law (a “Foreign Plan”) and except as would otherwise result in liabilities to Borrowers and their Subsidiaries in the aggregate in excess of $500,000:

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted laws; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 4.20 Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect hereto or any of the Transactions.

Section 4.21 Intellectual Property.

Each Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the business or operations of a Borrower or such Subsidiary, without any known conflict with the rights of others, and free from any burdensome restrictions. All such Intellectual Property existing as of the Closing Date and registered with any United States or foreign Governmental Authority is set forth on Schedule 4.21.

Section 4.22 Accuracy of Information.

No written reports, financial statements, certificates or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished but excluding the projections and pro forma financial information referred to below (including forecasts and other forward-looking information) and information of a general economic or general industry basis) when taken as a whole, will contain, when furnished, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, taken as a whole, not materially misleading in light of the circumstances in which they were made. The projections and pro forma financial information contained in the materials referenced above are prepared in good faith and based upon assumptions stated therein and believed by management of Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.23 Closing Date Acquisition.

(a) The execution, delivery and performance of each of the Closing Date Acquisition Documents has been duly authorized by all necessary action on the part of the Loan Parties party thereto. Each Closing Date Acquisition Document is the legal, valid and binding obligation of the Loan Parties party thereto, enforceable against each such Loan Party in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. The Loan Parties are not in default in the performance or compliance with any provisions thereof.

(b) All representations and warranties made by the Loan Parties, and to the knowledge of Borrowers, any other Person, in any Closing Date Acquisition Document is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates).

(c) The Closing Date Acquisition has been consummated in all material respects, in accordance with the terms of the Closing Date Acquisition Documents (in the form supplied to the Administrative Agent) and all applicable laws. As of the Closing Date, all requisite approvals by Governmental Authorities having jurisdiction over the Loan Parties, with respect to the Closing Date Acquisition, have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act), except for any approval the failure to obtain which could not reasonably be expected to be materially adverse to the interests of the Lenders.

Section 4.24 Trade Relations.

There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or any of its Subsidiaries and any customer or supplier, or any group of customers or suppliers, where such termination, limitation or modification could reasonably be expected to have a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to materially impair the ability of any Borrower or of any of its Subsidiaries to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

Section 4.25 Senior Debt.

The Obligations constitute “senior indebtedness”, “designated senior indebtedness” or other comparable term for purposes of, and as defined in, the documents evidencing or governing any Subordinated Debt.

Section 4.26 Security Interest.

(a) Each of the Collateral Documents, upon execution and delivery thereof by the parties thereto, will create in favor of Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and the proceeds thereof and (i) when the certificates, if any, evidencing Capital Stock pledged thereunder are delivered to Collateral Agent (together with blank endorsements), (ii) when financing statements in appropriate form are filed in the offices specified in the Pledge and Security Agreement and (iii) recordation of the security interest of Collateral Agent on behalf of the Secured Parties has been made in the United States Patent and Trademark Office, the United States Copyright Office and the other Governmental Authorities in other jurisdictions as required by the terms of the Collateral Documents, Collateral Agent shall have a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 4.26, through the delivery of such Capital Stock and through the recordation of the security interest in the United States Patent and Trademark Office, the United States Copyright Office and such other Governmental Authority).

(b) Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to the terms of this Agreement, such Mortgage shall be effective to create in favor of Collateral Agent for the benefit of the Secured Parties a legal and valid Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by Borrowers, such Mortgage shall constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof, as security for the Obligations.

Section 4.27 Patriot Act.

(a) Neither of the Borrowers, nor any Subsidiary of any Borrower and, to the knowledge of any Borrower, no director, officer, employee, agent, or Affiliate of any Borrower or any Subsidiary of a Borrower is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, the United Kingdom, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(b) Each Borrower, each Subsidiary of a Borrower and their respective directors, officers and employees and, to the knowledge of Borrowers, the agents of a Borrower or any Subsidiary of a Borrower, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. Borrowers and their Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article V.

Section 5.01 Financial Statements and Other Reports.

Borrowers will deliver to Administrative Agent and Lenders:

(a) [Reserved];

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2021, the consolidated and consolidating balance sheets of Borrowers and their Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders’ equity and statement of change in retained earnings and cash flows of Borrowers and their Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)  Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2021, (i) the consolidated and consolidating balance sheets of Borrowers and their Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and statement of change in retained earnings and cash flows of Borrowers and their Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements, a report thereon of Friedman, LLP or a Big Four Accounting Firm or another accounting firm reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrowers and their Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d) Compliance Certificate. Together with each delivery of financial statements of Borrowers and their Subsidiaries pursuant to Sections 5.01(b) and 5.01(c), a completed Compliance Certificate duly executed by the chief financial officer, president or chief executive officer of the Borrower Representative which shall (i) certify as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which Borrowers have taken or proposes to take with respect thereto, (ii) stating that the representations and warranties set forth in the Loan Documents are true and correct in all material respects, (iii) set forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Section 6.08 hereof, (iv) set forth any change in the Board of Directors (or similar governing body) of Borrowers during the period covered by such Compliance Certificate and (v) state whether (x) any Material Contract of any Borrower or any of its Subsidiaries has been terminated or amended in a manner that is materially adverse to Borrowers or such Subsidiary, as the case may be, during the period covered by the Compliance Certificate and/or (y) any new Material Contract has been entered into during the period covered by such Compliance Certificate, including, in the case of (x) and (y) a written statement describing such event, with copies of such amendments or new contracts, delivered to Administrative Agent;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements or any change in GAAP, the consolidated financial statements of Borrowers and their Subsidiaries delivered pursuant to Sections 3.01(e), 5.01(b) or 5.01(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(f) Financial Plan. Promptly after approval and in any event no later than sixty (60) days prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Borrowers and their Subsidiaries for such Fiscal Year, together with a reasonably detailed explanation of the assumptions on which such forecasts are based, prepared on a monthly basis for such Fiscal Year, (ii) forecasted consolidated statements of income and cash flows of Borrowers and their Subsidiaries for each month of such Fiscal Year, together with reasonably detailed calculations of the Total Leverage Ratio and Fixed Charge Coverage Ratio based on such forecasts, demonstrating projected compliance with the requirements of Section 6.08 through such Fiscal Year and (iii) forecasts demonstrating adequate liquidity through such Fiscal Year prepared on a monthly basis for such Fiscal Year, all in form and substance reasonably satisfactory to Administrative Agent;

(g) Management Letters. Within five (5) days of the receipt thereof, copies of all management letters and other material reports submitted to any Borrower or its Subsidiary by its accountants;

(h) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Borrowers and their Subsidiaries and all material insurance coverage planned to be maintained by Borrowers and their Subsidiaries in the immediately succeeding Fiscal Year;

(i) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(c), Borrowers shall deliver to Collateral Agent an Officer’s Certificate confirming that there has been no change in the information set forth in the most recent Collateral Certificate delivered pursuant to Section 3.01 or this Section, as applicable, since the date of such delivery and/or identifying any changes;

(j) Notice of Default. Promptly upon any officer of a Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to a Borrower with respect thereto; (ii) that any Person has given any notice to any Borrower or any of its Subsidiaries or taken any other action with respect to a default under any material Contractual Obligation of any Borrower or any of its Subsidiaries; or (iii) of the occurrence of any event or change that individually or in the aggregate has caused our could be reasonably be expected to cause, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrowers have taken, are taking and propose to take with respect thereto;

(k) Notice of Litigation. Promptly upon any officer of Borrowers obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Borrowers to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii), could be reasonably expected to involve an individual amount in excess of $250,000 either individually or with any other Adverse Proceeding, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrowers to enable Lenders and their counsel to evaluate such matters;

(l) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by any Borrowers, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event or any other event which could be reasonably likely to result in liability of Borrowers and their Subsidiaries in excess of $250,000; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request and (iii) promptly upon becoming aware of the occurrence of or forthcoming occurrence of any Foreign Government Scheme or Arrangement’s or a Foreign Plan’s failure at any time to satisfy the representations set forth in Section 4.19, written notice specifying the nature thereof, what action Borrowers or their Subsidiaries has taken, are taking or propose to take with respect thereto;

(m) [Reserved];

(n) Environmental Reports and Audits. Promptly following knowledge thereof, copies of all environmental audits and reports with respect to any Environmental Claim, environmental matters at any Facility or that relate to any environmental liabilities of any Borrower or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in liability to Borrowers and their Subsidiaries in excess of $250,000;

(o) Information Regarding Collateral. (i) No less than ten (10) Business Days prior to the effectiveness thereof, Borrower Representative will furnish to Collateral Agent written notice of any change (A) in any Loan Party’s corporate name, (B) in any Loan Party’s identity or corporate structure, (C) in any Loan Party’s jurisdiction of organization or formation, (D) in any Loan Party’s Federal Taxpayer Identification Number or organizational number issued by the Secretary of State, or equivalent thereof, of the state of such Loan Party’s organization, or (E) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains Collateral Records (as defined in the Pledge and Security Agreement) (including, without limitation, the Accounts (as defined in the Pledge and Security Agreement)); provided that each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all Collateral as contemplated in the Collateral Documents, (ii) prompt written notice of any loss, damage or destruction of any Collateral having a fair market value in excess of $250,000, whether or not covered by insurance, specifying the nature and period of existence of any such condition or event and (iii) prompt (and in any event within ten (10) Business Days of the acquisition or creation thereof) written notice to Collateral Agent upon the acquisition of, or application for, any Intellectual Property which is subject to registration or issuance by any Governmental Authority;

(p) Tax Notices. Promptly upon any officer of a Borrower obtaining knowledge of a Tax event or liability not previously disclosed in writing by Borrower Representative to Administrative Agent which could reasonably be expected to result in liabilities of Borrowers and their Subsidiaries in excess of $100,000, written notice thereof together with such other information as may be reasonably available to Borrowers to enable Lenders and their counsel to evaluate such matters;

(q) Acquisition Documents. Promptly, but in any event within ten (10) Business Days of (i) the execution thereof, a copy of any material amendment, supplement or other modification to any of the Closing Date Acquisition Documents and (ii) receipt or issuance thereof, all material documents transmitted or received pursuant to, or in connection with, any Closing Date Acquisition Document including, without limitation, any notice given or action taken in respect of a claimed default or breach of a Closing Date Acquisition Document and any claim for indemnification or reimbursement made with respect to the Closing Date Acquisition Documents by any party thereto, written notice thereof;

(r) Beneficial Ownership. Borrower Representative shall promptly notify the Administrative Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification;

(s) Reports. Promptly upon their becoming available, (i) copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by any Borrower to its security holders and creditors acting in such capacity or by any Subsidiary of a Borrower to their security holders and creditors other than Borrowers or another Subsidiary of Borrowers, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (C) all press releases and other statements made available generally by any Borrower or any of its Subsidiaries to the public concerning material developments in the business of any Borrower or any of its Subsidiaries, and (ii) such other information and data with respect to any Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender (through Administrative Agent);

(t) Management Discussion & Analysis. Concurrently with the quarterly financial statements to be delivered pursuant to Section 5.01(b), a ‘Management Discussion & Analysis’ narrative (in form and substance reasonably acceptable to Administrative Agent) updating receivables aging and collections, backlog and consolidated monthly performance for Borrowers and their Subsidiaries;

(u) Other Information. Promptly upon request therefore, (i) such other information and data with respect to any Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender and (ii) information and documentation reasonably requested by the Administrative Agent, any Issuing Bank or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

Section 5.02 Existence.

Except as otherwise permitted under Section 6.09, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights (charter and statutory) and franchises, licenses, approvals, permits and other Governmental Authorizations material to its business or necessary for its operations. Each Loan Party will, and will cause its Subsidiaries to, at all times preserve, renew and keep in full force and effect its good standing (or the equivalent thereof) under the laws of the jurisdiction of its organization and each other jurisdiction where the failure to maintain such good standing (or the equivalent thereof) could reasonably be expected to have a Material Adverse Effect.

Section 5.03 Payment of Taxes and Claims.

Each Loan Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before they become delinquent, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a charge or claim that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Borrowers or any of their Subsidiaries).

Section 5.04 Maintenance of Properties.

(a) Each Loan Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrowers and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

(b) Each Loan Party will, and will cause each of its Subsidiaries to, take all reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office and any other applicable Governmental Authority in a foreign jurisdiction, to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property owned by any Loan Party, including filing of applications for renewal, affidavits of use and affidavits of incontestability.

Section 5.05 Insurance.

Borrowers and their Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurers business interruption insurance, casualty insurance, liability insurance, third party property damage insurance, in each case reasonably satisfactory to Administrative Agent, with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrowers and their Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Borrowers will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a lender loss payable endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

Section 5.06 Inspections.

Each Loan Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by the Administrative Agent or any Lender to visit and inspect, at Borrowers’ expense, any of the properties of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

Section 5.07 Lenders’ Meetings.

Borrowers will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrowers’ corporate offices (or at such other location as may be agreed to by Borrower Representative and Administrative Agent) at such time as may be agreed to by Borrower Representative and Administrative Agent.

Section 5.08 Compliance with Laws and Regulations.

Each Loan Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA and all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09 Environmental Matters.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, conduct their businesses in compliance in all material respects with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Hazardous Material. Each Loan Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder.

(b) Each Loan Party shall, and shall cause its Subsidiaries to, undertake all actions, including response, investigation, remediation, cleanup or monitoring actions, necessary, at the sole cost and expense of the Loan Parties, (i) to address any Release of Hazardous Materials in, on, at, under, to or from any Facility owned, leased or operated by any of the Loan Parties or their Subsidiaries as required pursuant to Environmental Law or the requirements of any Governmental Authority; (ii) to address as may be required by an Environmental Law any environmental conditions relating to any Loan Party, Subsidiary, or their respective business or operations or to any Facility owned, leased or operated by any of the Loan Parties or their Subsidiaries pursuant to any reasonable written request of the Administrative Agent and share with the Administrative Agent all data, information and reports generated or prepared in connection therewith; (iii) to keep any Facility owned, leased or operated by any of the Loan Parties or their Subsidiaries free and clear of all Liens and other encumbrances pursuant to any Environmental Law, whether due to any act or omission of any Loan Party, Subsidiary or any other person; and (iv) to promptly notify the Administrative Agent in writing of: (1) any material Release or threatened Release of Hazardous Materials in, on, at, under, to or from any Facility owned, leased or operated by any Loan Party or its Subsidiaries, except those that are pursuant to and in compliance with the terms and conditions of an Environmental Permit, (2) any material non-compliance with, or material violation of, any Environmental Law applicable to any Loan Party or Subsidiary, any Loan Party’s or Subsidiary’s business and any Facility owned, leased or operated by any Loan Party or Subsidiary, (3) any Lien pursuant to Environmental Law imposed on any Facility owned, leased or operated by any Loan Party or Subsidiary, (4) any response, investigation, remediation, cleanup or monitoring activity at any Facility owned, leased or operated by Loan Party or Subsidiary to be undertaken pursuant to Environmental Law, and (5) any written notice received by any Loan Party from any Person or Governmental Authority relating to any material Environmental Claim or material liability or potential liability of any Loan Party or Subsidiary pursuant to any Environmental Law.

(c) If a Default has occurred and is continuing, Administrative Agent, and any other party designated by Administrative Agent (including, without limitation, any environmental consultant or any receiver or trustee for the Facility appointed by a court of competent jurisdiction), shall have the right, but not the obligation, after notice to Borrower Representative, and subject to any required landlord or other third party consent (which Borrower Representative shall reasonably seek to obtain) to enter each Facility at all reasonable times to assess the environmental condition of the Facility, including, without limitation, to conduct any environmental assessment or audit (the scope of which shall be determined in Administrative Agent’s sole discretion but which shall not include the taking of soil, groundwater, surface water, air, or building material samples or other invasive testing unless Borrower Representative has provided its prior written consent, which shall not be unreasonably withheld, or an Event of Default has occurred and is continuing). Administrative Agent may not exercise its rights to conduct such an environmental assessment or audit more frequently than once per calendar year unless either (i) an Event of Default has occurred and is continuing or (ii) Administrative Agent has a reasonable belief that a Borrower or any of its Subsidiaries is in material violation of Environmental Law or there has been a material Release of Hazardous Materials at the Facility. Borrowers and their Subsidiaries agree to cooperate in connection therewith, including without limitation, providing all reasonably requested information and making knowledgeable officers, employees or property managers available for interview at reasonable times and locations.

Section 5.10 Subsidiaries.

In the event that any Person becomes a Subsidiary of any Loan Party or any Loan Party forms a Subsidiary, such Loan Party shall promptly (and, in any event within thirty (30) days of the acquisition or formation of such Subsidiary) (a) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, (b) deliver all such documents, instruments, agreements, and certificates (and appropriate stock powers executed in blank) to Collateral Agent and take all actions necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of the Secured Parties, under the Pledge and Security Agreement in 100% of the Capital Stock of such Subsidiary, and (c) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), 3.01(d), 3.01(h), 3.01(i), 3.01(n), and Section 5.11. With respect to each new Subsidiary, Borrowers shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of a Loan Party, and (ii) all of the data required to be set forth in Schedules 4.01, 4.02 and 4.26 with respect to all Subsidiaries of Borrowers.

Section 5.11 Additional Real Estate Assets.

(a) In the event that any Loan Party acquires a fee interest in a Material Real Estate Asset or a Real Estate Asset owned in fee becomes a Material Real Estate Asset, such Loan Party shall promptly notify Collateral Agent of the intended acquisition or the occurrence of such change and, contemporaneously with acquiring such Material Real Estate Asset or promptly upon such change, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, opinions and certificates described in clause (b) of this Section 5.11 with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Borrowers shall, at the request of Collateral Agent or Requisite Lenders, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

(b) In order to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority security interest in such fee-owned Material Real Estate Assets, Collateral Agent shall have received from Borrowers and each applicable Guarantor:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each such Material Real Estate Asset;

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which such Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each such Material Real Estate Asset (each, a “Title Policy”), in amounts not less than the fair market value of each such Material Real Estate Asset, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Loan Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp Taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each such Material Real Estate Asset in the appropriate real estate records;

(iv) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent;

(v) ALTA surveys of such Material Real Estate Asset, certified to Collateral Agent and dated not more than thirty (30) days prior to the acquisition or change relating thereto; and

(vi) reports and other information, in form, scope and substance reasonably satisfactory to Collateral Agent, regarding environmental matters relating to such Material Real Estate Asset.

(c) Each Loan Party shall maintain Landlord Collateral Access Agreements for each Leasehold Property (and shall cause any new Leasehold Property to be subject to Landlord Collateral Access Agreements promptly and in any event within sixty (60) days following the acquisition thereof) and shall not permit any of its Subsidiaries to, as applicable, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Landlord Collateral Access Agreements in a manner adverse to the Lenders without in each case obtaining the prior written consent of Collateral Agent to such amendment, restatement, supplement or other modification or waiver.

Section 5.12 Further Assurances.

At any time or from time to time upon the request of Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by Guarantors and are secured by validly perfected, First Priority Liens on all of the assets of the Loan Parties (including the Capital Stock owned by each Loan Party).

Section 5.13 Cash Management Systems.

(a) Within 90 days after the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), Borrowers and their Subsidiaries shall promptly establish and maintain depository accounts and other treasury management services (including, without limitation, any commercial card, purchasing card and merchant payment services) with M&T Bank such that the Borrowers’ and their Subsidiaries’ primary depository and treasury management relationship is with M&T Bank.

(b) Set forth on Schedule 5.13 is a complete and accurate list of all Deposit Accounts, checking, savings or other accounts (including securities accounts) of the Loan Parties at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any other Person as of the Closing Date or as most recently updated. No Borrower will, nor will any Borrower permit any other Loan Party to, open, maintain or otherwise have any Deposit Account, checking, savings or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than (i) Deposit Accounts and securities accounts that are subject to a Control Agreement, (ii) Deposit Accounts established solely as payroll and other zero balance accounts, and (iii) other Deposit Accounts, so long as the aggregate balance in all such other accounts does not exceed $100,000.

Section 5.14 Books and Records.

The Loan Parties will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities. Administrative Agent and the Lenders shall have such reasonable access to the management, records, books of account, contracts and properties of the Loan Parties and their respective Subsidiaries and shall have received such financial, business and other information regarding the Loan Parties and their respective Subsidiaries as they shall request from time to time as to contingent liabilities, obligations under ERISA and welfare plans and other arrangements with employees.

Section 5.15 Performance of Leases, Related Documents and Other Material Agreements.

Borrowers and their Subsidiaries shall maintain all leases of real and personal property and all Material Contracts (including, without limitation, debt agreements and Capital Leases) to which they are a party without default or right of the lessor or other obligee to terminate or accelerate thereunder where the failure to so maintain could reasonably be expected to have a Material Adverse Effect.

Section 5.16 Ratings; Senior Debt Status.

Borrowers shall cause the Obligations at all times to rank at least pari passu in priority of payment with all other Indebtedness of Borrowers and their Subsidiaries; provided that the Obligations shall rank senior to and any subordinated notes of the Loan Parties or other obligations expressly required to be subordinated to the Obligations hereunder; and provided further that this Section 5.16 shall not be construed to permit any Indebtedness not otherwise expressly permitted by Section 6.01 hereof.

Section 5.17 Sanctions / Anti-Corruption Laws.

Borrowers will maintain in effect policies and procedures designed to promote compliance by Borrowers, their Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.

Section 5.18 Interest Rate Protection.

Within ninety (90) days following the Closing Date, Borrowers shall cause at least 50% of the aggregate Term Loan then outstanding to be hedged pursuant to Hedge Agreements for a term of at least three (3) years with a counterparty and on terms acceptable to the Administrative Agent.

Section 5.19 Post-Closing Agreements.

In consideration for Administrative Agent and Lenders agreeing to fund the initial Loans hereunder on the Closing Date, the Loan Parties shall deliver, or cause to be delivered, to Administrative Agent, or otherwise complete to Administrative Agent’s reasonable satisfaction, the following items within the time periods designated below (unless such time periods are extended by Administrative Agent pursuant to its written consent):

(a) No later than 15 days following the Closing Date, evidence in form and substance satisfactory to the Administrative Agent that (i) the collateral descriptions set forth in any outstanding UCC-1 financing statements with any Loan Party as debtor and each of (x) Wells Fargo Commercial Distribution Finance, LLC and (y) Whirlpool Corporation, as secured party, shall have been amended or modified in a manner satisfactory to the Administrative Agent such that the collateral descriptions shall tie only to inventory financed by such secured party and (ii) all outstanding Liens of any Loan Party in favor of the U.S. Small Business Administration shall have been released, terminated and discharged;

(b) No later than 3 Business Days preceding the filing thereof, a copy of the UCC-1 financing statement to be filed with respect to the Lien securing the Indebtedness to Northpoint Commercial Finance permitted pursuant to Section 6.01(j) below;

(c) No later than 60 days following the Closing Date, endorsements relating to the additional insured and lender loss payee provisions required by Section 3.01(h) in form and substance reasonably satisfactory to the Administrative Agent;

(d)  No later than 90 days following the Closing Date, Control Agreements with respect to the deposit and securities accounts of the Borrower and its Subsidiaries as required pursuant to Section 3.01(a)(viii) hereof; and

(e) No later than 90 days following the Closing Date, Landlord Collateral Access Agreements with respect to each Leasehold Property of the Borrower and its Subsidiaries as required pursuant to Section 3.01(a)(vii) hereof; provided that, a Landlord Collateral Access Agreement shall not be required with respect to the Leasehold Property located at 13850 Manchester Rd., Ballwin, MO 63011 so long as the Borrower and its Subsidiaries no longer occupy such location after August 31, 2021.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI.

Section 6.01 Indebtedness.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Borrower or any Subsidiary of a Borrower owing to a Borrower or any other Subsidiary of a Borrower to the extent constituting an Investment permitted by Section 6.07(b); provided that (i) all such Indebtedness shall be evidenced by a promissory note and to the extent the holder thereof is a Loan Party such promissory note shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness owing by a Loan Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent and (iii) any payment by any Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor Subsidiary to Borrowers or to any other Guarantor Subsidiaries for whose benefit such payment is made;

(c) Indebtedness incurred by any Borrower or any Guarantor Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Borrowers or any such Guarantor Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Guarantor Subsidiary of Borrower or any Guarantor Subsidiary;

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts incurred in the ordinary course of business;

(f) guaranties by a Borrower of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of a Borrower of Indebtedness of a Borrower or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(g) Indebtedness described in Schedule 6.01, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in principal amount the Indebtedness (including accrued interest and fees) being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(h) an aggregate amount not to exceed at any time $2,000,000 of (1) Indebtedness with respect to Capital Leases and (2) purchase money Indebtedness; provided that (i) such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) any such purchase money Indebtedness shall constitute not less than 85% of the aggregate consideration paid with respect to such asset;

(i) Indebtedness under Hedge Agreements for bona fide hedging purposes and not for speculation;

(j) Indebtedness in an amount not to exceed $1,500,000 owed to Northpoint Commercial Finance solely to the extent incurred to finance the purchase of inventory from Samsung; and

(k) other unsecured Indebtedness of Borrowers and the Guarantor Subsidiaries incurred after the Closing Date, which is subordinated to the Obligations in a manner satisfactory to Administrative Agent in an aggregate amount not to exceed at any time $2,000,000.

Section 6.02 Liens.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of a Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (each of the following, collectively, the “Permitted Liens”):

(a) Liens in favor of Collateral Agent for the benefit of the Secured Parties granted pursuant to any Loan Document;

(b) Liens for Taxes that are not yet due and payable if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c) statutory Liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) Liens in favor of collecting banks arising under Sections 4-208 or 4-210 of the UCC and in favor of a bank or other depository institution arising as a matter of law encumbering deposits (including the right of setoff);

(f) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrowers or any of their Subsidiaries;

(g) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law in the ordinary course of business to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) non-exclusive licenses of patents, trademarks and other Intellectual Property rights granted by any Borrower or any Guarantor Subsidiary in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of any such Borrower or such Guarantor Subsidiary;

(l) Liens described in Schedule 6.02;

(m) Liens securing Indebtedness permitted pursuant to Sections 6.01(h) and 6.01(j); provided, any such Lien shall encumber only the asset, or, in the case of Section 6.01(j) the inventory, acquired with the proceeds of such Indebtedness; and

(n) other Liens on assets other than the Collateral not securing debt for borrowed money in an aggregate amount not to exceed $100,000 at any time outstanding.

Section 6.03 Reserved.

Section 6.04 No Further Negative Pledges.

Except with respect to (a) restrictions contained in the Loan Documents, (b) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale and (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.05 Restricted Junior Payments.

No Loan Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Goedeker may purchase or redeem Capital Stock of Goedeker (including related stock appreciation rights or similar securities) held by former officers or employees of Goedeker or its Subsidiaries upon such person’s death, disability, retirement or termination of employment; provided that the aggregate amount of such Cash purchases or redemptions of Capital Stock and notes under this paragraph shall not exceed $1,000,000 in any Fiscal Year; and

(b) Appliances or any Subsidiary of Borrowers may repay intercompany loans, declare and pay dividends, make other distributions and make capital contributions in each case, to any Loan Party.

Section 6.06 Restrictions on Subsidiary Distributions.

Except as provided herein or in any other Loan Document, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of a Borrower to:

(a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by a Borrower or any other Subsidiary of a Borrower;

(b) repay or prepay any Indebtedness owed by such Subsidiary to a Borrower or any Guarantor Subsidiary;

(c) make loans or advances to a Borrower or any Guarantor Subsidiary; and

(d) transfer any of its property or assets to a Borrower or any Guarantor Subsidiary other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.01(h) that impose restrictions on the property so acquired, and (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business.

Section 6.07 Investments.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture or general partnership, except each of the following:

(a) Cash Equivalents;

(b) (i) equity Investments owned as of the Closing Date in any Subsidiary, (ii) Investments made after the Closing Date in a Borrower or any wholly owned Guarantor Subsidiary, (iii) Investments made after the Closing Date by a Subsidiary of a Borrower that is not a Guarantor Subsidiary in a Borrower or another Subsidiary of a Borrower and (iv) Investments by a Loan Party in a Subsidiary of a Borrower that is not a Loan Party provided that the aggregate amount of such Investments shall not exceed $250,000;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction of accounts receivable generated in the ordinary course of business from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrowers and their Subsidiaries;

(d) Permitted Acquisitions;

(e) Investments described in Schedule 6.07;

(f) non-cash consideration received in connection with the sale of property permitted by Section 6.09(d);

(g) other Investments in an aggregate amount not to exceed at any time $500,000; provided that following any investment in a Joint Venture, Borrowers or a Guarantor Subsidiary shall own at least 50% of the Capital Stock of such Joint Venture.

Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.05.

Section 6.08 Financial Covenants.

(a) Total Leverage Ratio. Borrowers shall not permit the Total Leverage Ratio at any time to exceed the correlative ratio indicated for the Fiscal Quarter ending on or immediately following such measurement date commencing with June 30, 2021:

Fiscal Quarter Ending During the following Periods	Total Leverage Ratio
June 30, 2021 – December 30, 2022	3.00 to 1.00
December 31, 2022 – December 30, 2023	2.50 to 1.00
December 31, 2023 and thereafter	2.00 to 1.00

(b) Fixed Charge Coverage Ratio. Borrowers shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2021 to be less than 1.25 to 1.00.

(c) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale or other disposition has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.08, Consolidated Adjusted EBITDA and the other components of the Fixed Charge Coverage Ratio (other than Consolidated Adjusted EBITDA) shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case as acceptable to Administrative Agent, which pro forma adjustments shall be certified by a Financial Officer of Borrower Representative) using the historical audited or unaudited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Borrowers and their Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

Section 6.09 Fundamental Changes; Disposition of Assets; Acquisitions.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), transfer, abandon, allow to lapse, or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or become a general partner in any partnership, except:

(a) any Subsidiary of a Borrower may (i) be merged with or into a Borrower or any wholly-owned Guarantor Subsidiary; provided, such Borrower or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person, (ii) be liquidated, wound up or dissolved so long as its assets are distributed to a Borrower or a wholly-owned Guarantor Subsidiary, or (iii) sell, convey, lease, transfer or otherwise dispose of all or any part of its business, property or assets in one transaction or a series of transactions, to a Borrower or any wholly-owned Guarantor Subsidiary;

(b) inventory sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued);

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non- Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $1,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by a Financial Officer of Borrower Representative), (2) no less than 80% of such consideration shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as, and to the extent, required in Section 2.27;

(d) disposals of obsolete, worn out or surplus property;

(e) the non-exclusive licensing of Intellectual Property in the ordinary course of business or abandonment of Intellectual Property that is not material to business; and

(f) Investments made in accordance with Section 6.07.

Section 6.10 Disposal of Subsidiary Interests.

Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.09, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except as permitted by the Loan Documents and to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except as required by the Loan Documents and to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

Section 6.11 Sales and Lease Backs.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than any Borrower or any Guarantor Subsidiary to the extent such sale or transfer is otherwise permitted hereunder), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than any Borrower or any Guarantor Subsidiary to the extent such sale or transfer is otherwise permitted hereunder) in connection with such lease.

Section 6.12 Transactions with Affiliates.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Loan Party, unless such transaction (i) has been disclosed to Administrative Agent, and (ii) is on terms that are no less favorable to such Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate; provided the foregoing restriction shall not apply to (a) Restricted Junior Payments expressly permitted by Section 6.05; (b) compensation arrangements for officers and other employees of Borrowers and their Subsidiaries entered into in the ordinary course of business; (c) management fees paid by Goedeker under and pursuant to the Management Agreement as in effect on April 21, 2020 so long as (x) at the time of any such payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the amount of any such management fees shall not exceed $62,500 in any Fiscal Quarter and (d) transactions described in Schedule 6.12.

Section 6.13 Conduct of Business.

From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Loan Party or such Subsidiary on the Closing Date and businesses related thereto.

Section 6.14 [Reserved].

Section 6.15 Amendments or Waivers of Certain Documents.

No Loan Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Material Contract, Organizational Document, Closing Date Acquisition Document or any agreement evidencing Indebtedness after the Closing Date in a manner adverse to the Lenders.

Section 6.16 Fiscal Year.

No Loan Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31.

Section 6.17 Subordinated Debt Payments.

No Loan Party shall nor shall it permit any of its Subsidiaries to (i) prepay, redeem, repurchase or otherwise acquire for value any Indebtedness which is subordinated to the Obligations, or (ii) make any principal, interest or other payments on any Indebtedness which is subordinated to the Obligations, that is not expressly permitted by the applicable subordination agreement (or subordination provisions contained within any instrument or other document evidencing such Indebtedness) or intercreditor arrangement.

Section 6.18 Sanctions / Anti-Corruption Use of Proceeds.

Borrowers shall not, directly or indirectly, use the proceeds of the Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Joint Venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA, any other applicable anti-corruption law or in violation of trade sanctions including any such law or sanctions enforced by the United States, the United Nations Security Council, the European Union, the United Kingdom and/or the respective institutions of any of the foregoing including OFAC or Her Majesty’s Treasury, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Lead Arranger, Issuing Bank, Lender, underwriter, advisor, investor, or otherwise).

ARTICLE VII

GUARANTY

Section 7.01 Guaranty of the Obligations.

Subject to the provisions of Section 7.02, Guarantors jointly and severally hereby absolutely, irrevocably and unconditionally guarantee to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations (other than Excluded Swap Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Debtor Relief Laws, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02 Contribution by Guarantors.

All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under the Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under the Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under the Guaranty in respect of the obligations guaranteed. “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof); provided, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03 Payment by Guarantors.

Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Debtor Relief Laws, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrowers becoming the subject of a case under the Debtor Relief Laws, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrowers for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04 Liability of Guarantors Absolute.

Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrowers and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement or Bank Product Document and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents, the Hedge Agreements or Bank Product Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, the Hedge Agreements or the Bank Product Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Hedge Agreements, any Bank Product Document or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Hedge Agreement, such Bank Product Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrowers may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05 Waivers by Guarantors.

Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements, the Bank Product Documents or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrowers and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06 Guarantors’ Rights of Subrogation, Contribution, etc.

Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07 Subordination of Other Obligations.

Any Indebtedness of Borrowers or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08 Continuing Guaranty.

This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09 Authority of Guarantors or Borrowers.

It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrowers or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10 Financial Condition of Borrowers.

Any Credit Extension may be made to Borrowers or continued from time to time, and any Hedge Agreements or Bank Product Documents may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of any Borrower at the time of any such grant or continuation or at the time such Hedge Agreement or Bank Product Document is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from Borrowers on a continuing basis concerning the financial condition of Borrowers and their ability to perform their obligations under the Loan Documents, the Hedge Agreements and Bank Product Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by any Beneficiary.

Section 7.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrowers of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrowers, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12 Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.12, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all Obligations (except inchoate obligations for which no claim has been made) have been paid in full and the Revolving Commitments have been terminated and all Letters of Credit have expired or been cancelled. Each Qualified ECP Guarantor intends that this Section 7.12 constitute, and this Section 7.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 7.13 Discharge of Guaranty upon Sale of Guarantor.

If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof (to any Person other than Borrowers and their Subsidiaries), the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default.

If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by any Loan Party to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to an Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within three (3) days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness in an individual or aggregate principal amount of $500,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therein, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. (i) Failure of any Loan Party to perform or comply with any term or condition contained in Sections 2.16, 5.01, 5.02, 5.03, 5.05, 5.06, 5.07, 5.10, 5.11, 5.13, 5.15, 5.16, 5.18 or 5.19 or Article VI; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall fail to be true and correct in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other paragraph of this Section 8.01, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by Borrower Representative of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Borrower or any of its Subsidiaries in an involuntary case under the Debtor Relief Laws or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Borrower or any of its Subsidiaries under the Debtor Relief Laws or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, receiver, liquidator, sequestrator, trustee or other officer having similar powers over any Borrower or any of its Subsidiaries for any Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for thirty (30) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) any Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Debtor Relief Laws or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Borrower or any of its Subsidiaries for all or a substantial part of its property; or any Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of any Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); or

(h) Insolvency. any Borrower or any of its Subsidiaries shall cease to be Solvent (giving effect to the contribution provisions set forth in Section 7.02 hereof); or

(i) Judgments and Attachments. Any money judgment, settlement, writ or warrant of attachment or similar process involving any individual or aggregate amount in excess of $500,000 (in either case to the extent not adequately covered by insurance as to which a Solvent and unaffiliated insurance company has acknowledged coverage) or any material non-monetary judgment shall be entered or filed against any Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

(j) Dissolution; Cessation of Business. (i) Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of ten (10) days; (ii) any Borrower or any Subsidiary shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of the business of such Borrower or such Subsidiary and such order shall remain undischarged or unstayed for a period in excess of ten (10) days; (iii) loss of custody or control of all or substantially all of the assets of Borrowers and their Subsidiaries or any Governmental Authorization required for the conduct of the business of Borrowers and their Subsidiaries; or (iv) any other loss, circumstance or other event (including, without limitation, any strike, lockout, labor dispute or other work stoppage) shall occur causing the cessation or substantial curtailment of revenue producing activities of Borrowers or their Subsidiaries for a period in excess of ten (10) days; or

(k) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under Section 4068 of ERISA; or

(l) Change of Control. A Change of Control shall occur; or

(m) Guaranties, Collateral Documents, other Loan Documents and Acquisition Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any Lien of Collateral Agent in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party, (iv) any subordination agreement (or subordination provisions incorporated in any subordinated Indebtedness) or intercreditor agreement ceases to be valid and enforceable against any holder of Indebtedness intended to be subordinated to the Obligations or any holder of such Indebtedness shall so assert in writing, (v) any party to any subordination agreement (or subordination provisions incorporated in any subordinated Indebtedness) or intercreditor agreement fails to comply with the terms thereof, or (vi) the Closing Date Acquisition Documents shall cease to be valid and binding agreements against any party thereto other than in accordance with their express terms.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of the Administrative Agent or the Requisite Lenders, (A) the Commitments, if any, of each Lender having such Commitments and the obligation of each Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount of Cash Collateral equal to Minimum Collateral Amount, and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Sections 2.06(d), 2.06(e) and 2.11 and (C) Administrative Agent may (and, subject to Section 9.03, at the request of the Requisite Lenders, shall), cause Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents and may (and at the request of the Requisite Lenders, shall) exercise on behalf of itself, the Lenders and the Issuing Bank all default rights and remedies available to it, the Lenders and the Issuing Bank under the Loan Documents, applicable Laws or in equity.

ARTICLE IX

AGENTS

Section 9.01 Appointment and Authority.

Each of the Lenders and the Issuing Banks hereby irrevocably appoints M&T Bank to act on its behalf as Administrative Agent and as Collateral Agent hereunder and under the other Loan Documents and authorizes Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and Collateral Agent, the Lenders and the Issuing Banks, and neither any Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent and Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02 Rights as a Lender.

The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent and/or Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent and/or Collateral Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions.

(a) Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent and Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent or Collateral Agent, as applicable, is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that neither Administrative Agent nor Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent or Collateral Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b) Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.04), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and titled “Notice of Default” is given to Administrative Agent in writing by a Responsible Officer of Borrower Representative, a Lender or an Issuing Bank.

(c) Administrative Agent and Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent and Collateral Agent.

Section 9.04 Reliance by Agents.

Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, amendment, reinstatement, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, Administrative Agent and Collateral Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless Administrative Agent and Collateral Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent and Collateral Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties.

Administrative Agent or Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent or Collateral Agent. Administrative Agent, Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Obligations as well as activities as Administrative Agent and Collateral Agent. Neither Administrative Agent nor Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent or Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06 Resignation of Administrative Agent and Collateral Agent.

(a) Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and Borrower Representative. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with Borrower Representative, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent and Collateral Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent and/or Collateral Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent and/or Collateral Agent as the case may be, meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent and/or Collateral Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (1) the retiring Administrative Agent and/or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Collateral Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed) and (2) except for any indemnity payments owed to the retiring Administrative Agent and/or Collateral Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent and/or Collateral Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent and/or Collateral Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent and/or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent and/or Collateral Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent and/or Collateral Agent), and the retiring Administrative Agent and/or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrowers to a successor Administrative Agent and/or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Administrative Agent’s and/or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.02 shall continue in effect for the benefit of such retiring Administrative Agent and/or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent and/or Collateral Agent was acting as Administrative Agent and/or Collateral Agent.

Section 9.07 Non-Reliance on Agents and Other Lenders.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any arranger, Collateral Agent or any other Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any arranger, Collateral Agent or any other Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.

Section 9.08 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Bookrunner, Lead Arranger or other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent, a Lender or an Issuing Bank hereunder.

Section 9.09 Collateral Documents and Guaranty.

(a) Each Secured Party irrevocably authorizes Administrative Agent and Collateral Agent, as applicable, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by Administrative Agent or Collateral Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the applicable Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 10.04, if approved, authorized or ratified in writing by the Requisite Lenders;

(ii) to subordinate any Lien on any property granted to or held by Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.01(h); and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by Administrative Agent or Collateral Agent at any time, the Requisite Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09.

(b) Neither Administrative Agent nor Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s or Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent nor Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, each Loan Party, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent, Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition.

Section 9.10 Administrative Agent May File Proofs of Claim; Credit Bid.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letters of Credit or unreimbursed drawing under any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, outstanding Letters of Credit or unreimbursed drawing under any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and Administrative Agent under Sections 2.23 and 10.02) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.23 and 10.04.

Each party hereto and each other Secured Party hereby irrevocably authorizes the Administrative Agent, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363 of the Bankruptcy Code of the United States or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Obligations owed to Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and Secured Parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Upon request by Administrative Agent at any time, Secured Parties will confirm in writing Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 9.10.

Section 9.11 [Reserved].

Section 9.12 Certain ERISA Matters .

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.13 Erroneous Payments .

(a) If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.13(b).

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to have executed and delivered an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g) Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (if a facsimile number is included below for such party) as follows:

(i) if to Borrowers or any other Loan Party, to Borrower Representative on their behalf at:

1847 Goedeker Inc.

3817 Millstone Parkway

St. Charles, MO 63301

Attn: Doug Moore, Chief Executive Officer

with a copy of notices (other than notices pursuant to Article II) to:

Bevilacqua PLLC

1050 Connecticut Avenue, NW, Suite 500

Washington, DC 20036

Attn: Louis Bevilacqua

(ii)	if to Administrative Agent, the Swing Line Lender or M&T Bank in its capacity as Issuing Bank, to:

Manufacturers and Traders Trust Company

350 Park Avenue

New York, New York 10022

Attn: Brian Diffendale, Vice President

Telecopy No. 212-350-2112

with a copy of notices to:

Manufacturers and Traders Trust Company

Debt Capital Markets Group

One Light Street, 13th Floor

Baltimore, Maryland 21202

Attn: Aji Fadahunsi, Managing Director

Telecopy No. 410-244-4477

and

(iii)	if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower Representative, on behalf of Borrowers, may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Loan Party agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower or the other Loan Parties, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower or any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.02 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of outside counsel, auditors, appraisers and consultants for Administrative Agent, in connection with the syndication of the Credit Facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent and Collateral Agent, any Lender or any Issuing Bank, including the fees, charges and disbursements of any counsel for Administrative Agent and Collateral Agent, any Lender or any Issuing Bank, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrowers. Borrowers shall indemnify and reimburse the Agents (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any Person (including Borrowers or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or otherwise in any way relating to the Transactions, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, regardless of whether any such Indemnitee is a party thereto, whether or not such proceedings are brought by any Borrower, any Subsidiary, Affiliates, equity holders or creditor of any Borrower or any other Person; provided that such indemnity shall not, as to an Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by them to Administrative Agent and Collateral Agent (or any sub-agent thereof), the Swing Line Lender, the Issuing Banks or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent and Collateral Agent (or any such sub-agent), the Swing Line Lender, the Issuing Banks or such Related Party, as the case may be, such Lender’s pro rata share (based on the Total Exposure of such Lender at such time and determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank or Swing Line Lender solely in its capacity as such, only the Lenders with Revolving Exposure or Revolving Commitments shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent), or the Issuing Banks or Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent and Collateral Agent (or any sub-agent thereof), the Swing Line Lender, the Issuing Banks or any Related Party in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 10.12.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 10.02 shall be payable not later than three (3) Business Days after demand therefor.

(f) Survival. This Section shall be subject to the provisions of Section 10.08.

Section 10.03 Right of Set Off.

If an Event of Default shall have occurred and be continuing, with the consent of the Administrative Agent, each Agent, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Agent, Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Agent, Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Agent, Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Agent, Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.39 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Agent, each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Agent, such Lender, such Issuing Bank or their respective Affiliates may have. Each Agent, each Lender and each Issuing Bank agrees to notify Borrower Representative and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.04 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 10.04(b) and 10.04(c) and except as expressly set forth herein, no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and Borrowers, with written acknowledgement by the Administrative Agent. Each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note or the expiration of any Commitment;

(ii) waive, reduce or postpone any scheduled repayment of any Loan (which, for purposes of this Section 10.04, does not include any mandatory prepayment) or the date of payment for any reimbursement obligation in respect of any Letter of Credit;

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce the rate of interest on any Loan or any fee payable hereunder or change the cash pay nature of any such interest (provided that only the consent of the Requisite Lenders shall be necessary (i) to approve any increase in the interest rate applicable to any Loan pursuant to Section 2.22 or (ii) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) [reserved];

(viii) amend, directly or indirectly, the definition of Requisite Lenders or Pro Rata Share (or any other defined terms to the extent they are used to define such terms) or amend Section 2.31(c) or Section 2.32 in a manner intended to effect such a change; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of Requisite Lenders or Pro Rata Share on substantially the same basis as the Term Loans, the Commitments and the Revolving Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral in any transaction or series of related transactions or all or substantially all of the Guarantors or all or substantially all of the value of the Guaranty except as expressly provided in the Loan Documents;

(x) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document; or

(xi) change Section 2.07 in a manner that would permit the expiration date of any Letter of Credit to occur after the Revolving Commitment Termination Date.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (including, for the avoidance of doubt, the reinstatement of any Revolving Commitment which has been terminated or reduced pursuant to Section 2.26); provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

(iii) amend the definition of Requisite Class Lenders without the consent of each Lender of the Class affected by such amendment; provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such Requisite Class Lenders on substantially the same basis as the Term Loans, the Commitments and the Revolving Loans are included on the Closing Date;

(iv) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.30 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(v) subordinate the Liens on the Collateral securing any of the Obligations or subordinate the right of payment of the Obligations (in each case, as such definitions were in effect on the Closing Date) without the written consent of each Lender;

(vi) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.11 without the written consent of Administrative Agent and of the Issuing Bank or otherwise amend, modify, terminate or waive any provision hereof relating to the Issuing Bank or the Letters of Credit without the consent of Issuing Bank;

(vii) amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent;

(viii) amend, modify, terminate or waive any provision of Section 3.02 in respect of any Credit Date following the Closing Date without the consent of Requisite Class Lenders of Lenders holding Revolving Commitments; or

(ix) amend, modify, terminate or waive any provision of this Section 10.04 or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder without the consent of each Lender.

(d) Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders (including, without limitation, any amendment, modification, termination or waiver described in Section 10.04(b)(viii)) shall require the consent of such Defaulting Lender.

(e) Notwithstanding anything in this Section to the contrary, if the Administrative Agent and Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and Borrowers shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Requisite Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

(f) The Administrative Agent shall promptly provide to each Lender a copy of any amendment, modification, termination, waiver or consent entered into in accordance with this Section 10.04; provided that the Administrative Agent shall be deemed to have provided a copy of such amendment, modification, termination, waiver or consent by posting the same to the Platform.

Section 10.05 Execution of Amendments, etc.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.06 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (in each case with respect to any facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable Commitment and/or the Loans at the time owing to it (in each case with respect to any facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of any Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of such Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that such consent shall not be required with respect to an assignment by M&T Bank prior to the date of a Successful Syndication (as such term is defined in the Fee Letter).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is made prior to the date of a Successful Syndication (as such term is defined in the Fee Letter); provided that Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) a Revolving Commitments or Revolving Loans if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of each Issuing Bank and Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment or Revolving Loans.

(iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $5,000; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any Borrowers’ Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit, of natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of Borrower Representative and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, each Issuing Bank, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.33, 2.34, 2.35 and 10.02 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain at its offices in the United States a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or a Borrower or any Affiliates or Subsidiaries of a Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrowers, Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.02(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 10.04(b) and 10.04(c) that affects such Participant. Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.33, 2.34, 2.35 and 2.36 subject to the requirements and limitations therein, including the requirements under Section 2.36 (it being understood that the documentation required under Section 2.36(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.37 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.34, 2.35 or 2.36, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrowers’ request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 2.37 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.03 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.32 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.07 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08 Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.13, 2.32, 2.33(c), 2.34, 2.35, 2.36, 9.13, 10.02, 10.03 10.14 and 10.15 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 10.09 No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent, any Issuing Bank or any Lender in the exercise of any power, right, remedy or privilege hereunder or under any other Loan Document shall impair such power, right, remedy or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right, remedy or privilege, or any abandonment or discontinuance of steps to enforce any such, power, right, remedy or privilege, preclude any other or further exercise thereof or the exercise of any other power, right, remedy or privilege. The rights, powers and remedies given to each Agent, an Issuing Bank and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents, any Bank Product Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against any Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) each Issuing Bank or each Swing Line Lender from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or a Swing Line Lender, as applicable) hereunder and under the other Loan Documents, (iii) any Lender or Issuing Bank from exercising setoff rights in accordance with Section 10.03 (subject to the terms of Section 2.32) or (iv) any Lender or Issuing Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 8.01 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.32, any Lender may, with the consent of the Requisite Lenders, enforce any rights or remedies available to it and as authorized by the Requisite Lenders.

Section 10.10 Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11 Severability.

In case any provision in or obligation hereunder or any Note or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12 Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Documents, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13 Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.

(b) Submission to Jurisdiction. Each Borrower and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 10.15 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16 Treatment of Certain Information; Confidentiality.

Each of Agents, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrowers and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating any Borrower or its Subsidiaries or the facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities; (h) with the consent of Borrower Representative; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Agents, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers who did not acquire such information as a result of a breach of this Section. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to any Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by any Borrower or any of its Subsidiaries; provided that, in the case of information received from any Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.17 Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrowers.

Section 10.18 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, the Fee Letter and any other letter agreements with respect to fees payable to Administrative Agent or syndication of the facilities prior to or following the Closing Date, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.19 Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.20 Patriot Act Notification.

Each Lender subject to the Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers and each other Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrowers and each other Loan Party, which information includes the name and address of Borrowers and each other Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrowers and each other Loan Party in accordance with the Act.

Section 10.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.22 Acknowledgement Regarding Any Supported QFCs .

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 10,.22 the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

1847 GOEDEKER INC., as a Borrower

By:	/s/ Douglas T. Moore
Name:	Douglas T. Moore
Title:	Chief Executive Officer

APPLIANCES CONNECTION INC., as a Borrower

By:	/s/ Douglas T. Moore
Name:	Douglas T. Moore
Title:	Chief Executive Officer

1 Stop Electronics Center, Inc., as a Guarantor

By:	/s/ Albert Fouerti
Name:	Albert Fouerti
Title:	President

GOLD COAST APPLIANCES Inc., as a Guarantor

By:	/s/ Albert Fouerti
Name:	Albert Fouerti
Title:	President

SUPERIOR DEALS Inc., as a Guarantor

By:	/s/ Albert Fouerti
Name:	Albert Fouerti
Title:	President

JOE’S APPLIANCES LLC, as a Guarantor

By:	/s/ Albert Fouerti
Name:	Albert Fouerti
Title:	President

YF LOGISTICS LLC, as a Guarantor

By:	/s/ Albert Fouerti
Name:	Albert Fouerti
Title:	President

[Signature Page to Goedeker Credit and Guaranty Agreement]

MANUFACTURERS AND TRADERS TRUST COMPANY,
as Administrative Agent and a Lender

By:	/s/ Brian Diffendale
Name:	Brian Diffendale
Title:	Vice President

[Signature Page to Goedeker Credit and Guaranty Agreement]

FIRST HORIZON BANK, as a Lender

By:	/s/ William W. George
Name:	William W. George
Title:	Vice President

[Signature Page to Goedeker Credit and Guaranty Agreement]

STERLING NATIONAL BANK, as a Lender

By:	/s/ Elvis Grgurovic
Name:	Elvis Grgurovic
Title:	Managing Director

[Signature Page to Goedeker Credit and Guaranty Agreement]

BANKUNITED N.A., as a Lender

By:	/s/ Arthur Rhatigan
Name:	Arthur Rhatigan
Title:	S.V.P.

[Signature Page to Goedeker Credit and Guaranty Agreement]

SCHEDULE 1A

COMMITMENTS

Lender	Revolving Commitment	Term Loan Commitment	Total Commitment Amount
Manufacturers and Traders Trust Company	$3,928,571.43	$23,571,428.57	$27,500,000.00
First Horizon Bank	$2,142,857.14	$12,857,142.86	$15,000,000.00
Sterling National Bank	$2,142,857.14	$12,857,142.86	$15,000,000.00
BankUnited N.A.	$1,785,714.29	$10,714,285.71	$12,500,000.00
TOTAL	$10,000,000.00	$60,000,000.00	$70,000,000.00

EXHIBIT A

FUNDING NOTICE

Reference is made to that certain Credit and Guaranty Agreement, dated as of June 2, 2021 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among 1847 GOEDEKER INC., a Delaware corporation (“Goedeker”), APPLIANCES CONNECTION INC., a Delaware corporation (“Appliances” and together with Goedeker, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers party thereto as “Guarantors”, the financial institutions party thereto from time to time (“Lenders”), Manufacturers and Traders Trust Company, as sole lead arranger and sole book runner, and Manufacturers and Traders Trust Company, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the means ascribed to them in the Credit Agreement.

Pursuant to Section 2.04 of the Credit Agreement, Borrowers desire that Lenders make the following [Term Loan] [Revolving Loan] [Swing Line Loan] to Borrowers in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

Base Rate Loans:	$[___,___,___]
LIBOR Rate Loans, with an Initial Interest Period[1] of _____ Month(s):[2]	$[___,___,___]
Swing Line Loans:[3]	$[___,___,___]

Borrower Representative hereby certifies that:

(i) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments will not exceed the Revolving Commitments then in effect;

[1]	Note: Interest Period for LIBOR Rate Loans to be one, three or six months.
[2]	Note: This Funding Notice must be delivered no later than 10:00 a.m. (New York City time) (i) at least three (3) Business Days in advance of the proposed Credit Date for LIBOR Rate Loans and (ii) at least one (1) Business Day in advance of the proposed Credit Date for Base Rate Loans.
[3]	Note: For Swing Line Loans, this Funding Notice must be delivered no later than 2:00 p.m. (New York City time) on the proposed Credit Date.

EXHIBIT A-1

(ii) as of the Credit Date, the representations and warranties contained in the Credit Agreement and each of the other Loan Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date;

(iii) at the time of and immediately after giving effect to the Credit Extension requested herein and any other transactions to occur on the Credit Date, no Default or Event of Default shall have occurred and be continuing; and

(iv) as of the Credit Date, no Material Adverse Effect shall have occurred since December 31, 2020.

IN WITNESS WHEREOF, Borrower Representative has caused this notice to be duly executed and delivered by its Authorized Officer as of the date below.

Date: [mm/dd/yy]

1847 GOEDEKER INC.[4]

By:
Name:
Title:

[4]	Note: to be executed by an Authorized Officer of Borrower Representative.

EXHIBIT A-2

EXHIBIT B

CONVERSION/CONTINUATION NOTICE

Reference is made to that certain Credit and Guaranty Agreement, dated as of June 2, 2021 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among 1847 GOEDEKER INC., a Delaware corporation (“Goedeker”), APPLIANCES CONNECTION INC., a Delaware corporation (“Appliances” and together with Goedeker, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers party thereto as “Guarantors”, the financial institutions party thereto from time to time (“Lenders”), Manufacturers and Traders Trust Company, as sole lead arranger and sole book runner, and Manufacturers and Traders Trust Company, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the means ascribed to them in the Credit Agreement.

Pursuant to Section 2.21 of the Credit Agreement, Borrower Representative desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]1.

1. Term Loans:

$[___,___,___][2]	LIBOR Rate Loans to be continued with Interest Period of ___ month( s)

$[___,___,___][3]	Base Rate Loans to be converted to LIBOR Rate Loans with Interest Period of ___ month(s)
$[___,___,___][4]	LIBOR Rate Loans to be converted to Base Rate Loans

2. Revolving Loans:

$[___,___,___][5]	LIBOR Rate Loans to be continued with Interest Period of ___ month(s)

$[___,___,___][6]	Base Rate Loans to be converted to LIBOR Rate Loans with Interest Period of ___ month(s)

$[___,___,___][7]	LIBOR Rate Loans to be converted to Base Rate Loans

Borrower Representative certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]

1847 goedeker inc.

By:
Name:
Title:

[1]	Borrower Representative shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least three (3) Business Days in advance of the proposed conversion/continuation date.
[2]	Continuations must be made in the minimum amount of $500,000 and integral multiples of $50,000 in excess thereof.
[3]	Conversions must be made in the minimum amount of $500,000 and integral multiples of $50,000 in excess thereof.
[4]	Conversions must be made in the minimum amount of $500,000 and integral multiples of $50,000 in excess thereof.
[5]	Continuations must be made in the minimum amount of $500,000 and integral multiples of $50,000 in excess thereof.

[6]	Conversions must be made in the minimum amount of $500,000 and integral multiples of $50,000 in excess thereof.
[7]	Conversions must be made in the minimum amount of $500,000 and integral multiples of $50,000 in excess thereof.

EXHIBIT B-1

EXHIBIT C

ISSUANCE NOTICE

Reference is made to that certain Credit and Guaranty Agreement, dated as of June 2, 2021 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among 1847 GOEDEKER INC., a Delaware corporation (“Goedeker”), APPLIANCES CONNECTION INC., a Delaware corporation (“Appliances” and together with Goedeker, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers party thereto as “Guarantors”, the financial institutions party thereto from time to time (“Lenders”), Manufacturers and Traders Trust Company, as sole lead arranger and sole book runner, and Manufacturers and Traders Trust Company, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the means ascribed to them in the Credit Agreement.

Pursuant to Section 2.08 of the Credit Agreement, the Borrowers desire a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”)1 in an aggregate face amount of $[___,___,___].

Attached hereto for each such Letter of Credit are the following:

(a) the stated amount of such Letter of Credit:

(b) the name and address of the beneficiary;

(c) the expiration date; and

(d) either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Bank to make payment under such Letter of Credit.

Each Borrower hereby certifies that:

(i) after giving effect to the issuance of the requested Letter of Credit on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(ii) as of the Credit Date, the representations and warranties contained in the Credit Agreement and each of the other Loan Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date;

(iii) at the time of and immediately after giving effect to the issuance of the requested Letter of Credit on the Credit Date and any other transactions to occur on the Credit Date, no Default or Event of Default shall have occurred and be continuing; and

(iv) as of the Credit Date, no Material Adverse Effect shall have occurred since December 31, 2020.

Date: [mm/dd/yy]

1847 goedeker inc.

By:
Name:
Title:

[1]	Whenever a Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent and the applicable Issuing Bank an Issuance Notice no later than 12:00 p.m. (New York City time) at least three (3) Business Days.

EXHIBIT C-1

EXHIBIT D-1

TERM LOAN NOTE

$[____,____,____]

[mm/dd/yy] New York, New York

FOR VALUE RECEIVED, 1847 goedeker inc., a Delaware corporation (“Goedeker”), and appliances connection inc., a Delaware corporation (“Appliances”; Appliances together with Goedeker collectively, the “Borrowers”), jointly and severally promise to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [DOLLARS] ([$[___,___,___]) in the installments referred to below.

The Borrowers also jointly and severally promise to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of June 2, 2021 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as defined in the Credit Agreement), by and among the Borrowers, certain Subsidiaries of Borrowers, the financial institutions party thereto from time to time, Manufacturers and Traders Trust Company, as Administrative Agent (the “Administrative Agent”) and Collateral Agent, and the other parties thereto.

The Borrowers shall make scheduled principal payments on this Term Loan Note (this “Note”) as set forth in Section 2.24 of the Credit Agreement.

This Note is one of the “Term Loan Notes” referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrowers, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid to the extent consistent with customary procedures of such Payee; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the joint and several obligations of the Borrowers hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrowers, each as provided in the Credit Agreement.

EXHIBIT D-1-1

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWERS AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the joint and several obligations of the Borrowers, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrowers jointly and severally promise to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Time is of the essence with respect to the terms of this Note.

[Signatures on following page]

EXHIBIT D-1-2

IN WITNESS WHEREOF, the Borrowers have caused this Term Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

1847 goedeker inc.

By:
Name:
Title:

appliances connection Inc.

By:
Name:
Title:

EXHIBIT D-1-3

EXHIBIT D-2

REVOLVING LOAN NOTE

$[___,___,___]

[mm/dd/yy] New York, New York

FOR VALUE RECEIVED, 1847 goedeker inc., a Delaware corporation (“Goedeker”), and appliances connection inc., a Delaware corporation (“Appliances”; Appliances together with Goedeker collectively, the “Borrowers”), jointly and severally promise to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before the Revolving Commitment Termination Date, the lesser of (a) [DOLLARS] ($[___,___,___]) and (b) the unpaid principal amount of all advances made by Payee to the Borrowers as Revolving Loans under the Credit Agreement referred to below.

The Borrowers also jointly and severally promise to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of June 2, 2021 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as defined in the Credit Agreement), by and among the Borrowers, certain Subsidiaries of Borrowers, the financial institutions party thereto from time to time, Manufacturers and Traders Trust Company, as Administrative Agent (the “Administrative Agent”) and Collateral Agent, and the other parties thereto.

This Revolving Loan Note (this “Note”) is one of the “Revolving Loan Notes” referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrowers, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid to the extent consistent with customary procedures of such Payee; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the joint and several obligations of the Borrowers hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrowers, each as provided in the Credit Agreement.

EXHIBIT D-2-1

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWERS AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the joint and several obligations of the Borrowers, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrowers jointly and severally promise to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Time is of the essence with respect to the terms of this Note.

[Signatures on following page]

EXHIBIT D-2-2

IN WITNESS WHEREOF, the Borrowers have caused this Revolving Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

1847 goedeker inc.

By:
Name:
Title:

appliances connection Inc.

By:
Name:
Title:

EXHIBIT D-2-3

TRANSACTIONS ON
REVOLVING LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D-2-4

EXHIBIT D-3

SWING LINE NOTE

$2,000,000

[mm/dd/yy] New York, New York

FOR VALUE RECEIVED, 1847 goedeker inc., a Delaware corporation (“Goedeker”), and appliances connection inc., a Delaware corporation (“Appliances”; Appliances together with Goedeker collectively, the “Borrowers”), jointly and severally promise to pay to MANUFACTURERS AND TRADERS TRUST COMPANY, as Swing Line Lender (“Payee”), on or before the Revolving Commitment Termination Date, the lesser of (a) TWO MILLION DOLLARS AND NO/100 ($2,000,000) and (b) the unpaid principal amount of all advances made by Payee to the Borrowers as Swing Line Loans under the Credit Agreement referred to below.

The Borrowers also jointly and severally promise to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of June 2, 2021 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as defined in the Credit Agreement), by and among the Borrowers, certain Subsidiaries of Borrowers, the financial institutions party thereto from time to time, Manufacturers and Traders Trust Company, as Administrative Agent (the “Administrative Agent”) and Collateral Agent, and the other parties thereto. This Swingline Note (this “Note”) is the “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Swing Line Lender or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrowers, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWERS AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BF CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, HEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the joint and several obligations of the Borrowers, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrowers jointly and severally promise to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.

[Signatures on following page]

EXHIBIT D-3-1

IN WITNESS WHEREOF, the Borrowers have caused this Swing Line Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

1847 goedeker inc.

By:
Name:
Title:

appliances connection Inc.

By:
Name:
Title:

EXHIBIT D-3-2

EXHIBIT E

COMPLIANCE CERTIFICATE

Reference is made to that certain Credit and Guaranty Agreement, dated as of June 2, 2021 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among 1847 GOEDEKER INC., a Delaware corporation (“Goedeker”), APPLIANCES CONNECTION INC., a Delaware corporation (“Appliances” and together with Goedeker, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers party thereto as “Guarantors”, the financial institutions party thereto from time to time (“Lenders”), Manufacturers and Traders Trust Company, as sole lead arranger and sole book runner, and Manufacturers and Traders Trust Company, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the means ascribed to them in the Credit Agreement.

The undersigned hereby certifies to the Administrative Agent and the Lenders that:

1. He/she is the [Chief Financial Officer][President][Treasurer][Chief Executive Officer] of Borrower Representative.

2. On the date of this certificate (this “Certificate”)1, [there does not exist a Default or Event of Default][a Default and/or Event of Default exists, the details of which and the action which Borrowers have taken or propose to take with respect thereto are detailed below:].

3. On the date of this Certificate, [other than as detailed below,] the representations and warranties set forth in the Loan Documents are true and correct in all material respects.

4. Exhibit A attached hereto sets forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Section 6.08 of the Credit Agreement.

5. Exhibit B attached hereto sets forth any change in the Board of Directors (or similar governing body) of Borrowers during the period covered by this Certificate.

6. No Material Contract of any Borrower or any of its Subsidiaries has been terminated or amended in a manner that is materially adverse to Borrowers or such Subsidiary, as the case may be, during the period covered by this Certificate [other than as detailed below. [The [amendment][notice of termination] to such Material Contract is attached on Exhibit C hereto]].

7. No new Material Contract has been entered into during the period covered by this Certificate [other than as detailed below. Such new Material Contract is attached on Exhibit [C][D] hereto].

The foregoing certifications are made and delivered as of  _______________, 20[__].

[1]	NTD: To be delivered with each of the financial statements of Borrowers and their Subsidiaries pursuant to Sections 5.01(b) and 5.01(c) of the Credit Agreement.

1847 goedeker inc.

By:
Name:
Title:	[Chief Financial Officer][President][Treasurer][Chief Executive Officer]

EXHIBIT E-1

EXHIBIT A

Calculations Demonstrating Compliance with Financial Covenants

_____________________, 201__ (the “Test Date”)

Period Covered: _________________________ (the “Test Period”)

I.	Section 6.08(a) —Total Leverage Ratio

	A.	Consolidated Adjusted EBITDA[2] for the Test Period:
		1.	Consolidated Net Income:	$__________
		2.	The sum of the following, solely to the extent deducted in calculating Consolidated Net Income:	$__________
a) Consolidated Interest Expense:
			b) Provisions for taxes based on income:	$__________
			c) Total depreciation expense:	$__________
			d) Total amortization expense:	$__________
			e) Transaction Costs paid in cash:	$__________
			f) Non-Cash, non-recurring items reducing Consolidated Net Income in such period (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period):	$__________
		3.	Non-Cash, non-recurring items increasing Consolidated Net Income in such period excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period):	$__________
		4.	Consolidated Adjusted EBITDA for the Test Period (Sum, without duplication, of Lines I.A.1 plus I.A.2 minus I.A.3)[2]:	$__________
	B.	Consolidated Total Debt as of the Test Date:		$__________
	C.	Consolidated Adjusted EBITDA for the Test Period (Line I.A.4):		$__________
	D.	Total Leverage Ratio (ratio of Line I.B to Line I.C):		________ to 1.00
Maximum permitted:
			Covenant compliance: Yes ☐ No ☐	________ to 1.00

[2]	Amount determined for Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP.
3	Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to be $11,520,548, $632,037, and $14,654,450, for the fiscal quarters ended September 30, 2020, December 31, 2020 and March 31, 2021 respectively.

EXHIBIT E-2

II.	Section 6.08(b) — Fixed Charge Coverage Ratio
	A.	Consolidated Fixed Charges for the Test Period[4]:
		Scheduled payments of principal made with respect to Indebtedness during the Test Period (for purposes of this definition, ‘principal’ shall include the principal component of payments for the Test Period in respect of obligations incurred under Capital Leases and payments of principal shall include any voluntary prepayments of the Term Loans to the extent applied to repay or prepay amortization payments during any Test Period):	$__________
		Consolidated Interest Expense during the Test Period:	$__________
	B.	Consolidated Fixed Charges for the Test Period (Sum of Lines II.A.1 through II.A.2):	$__________
	C.	Consolidated Unfinanced Capital Expenditures for the Test Period:	$__________
	D.	Federal, state and local Taxes based on income and franchise Taxes that are paid by Borrowers or their Subsidiarties during the Test Period:	$__________
	E.	Solely with respect to the calculation of the Fixed Charge Coverage Ratio for the four-Fiscal Quarter periods ending June 30, 2021 and September 30, 2020, cash payments made by the Borrowers or their Subsidiaries with respect to the Specified Sales Tax Liability (as such term is defined in the Closing Date Acquisition Agreement as of the Closing Date) to the extent such amounts were included in the calculation of Consolidated Adjusted EBITDA for September 30, 2020 or December 31, 2020 as set forth in the final sentence of the definition thereof:	$__________
	F.	Restricted Junior Payments paid during the Test Period:	$__________
	G.	Line I.C minus Line II.C minus Line II.D minus Line II.E minus Line II.F:	$__________
	H.	Fixed Charge Coverage Ratio for the Test Period (ratio of Line II.G to Line II.B)[5]:	________ to 1.00
Minimum required:
		Covenant compliance: Yes ☐ No ☐	1.25 to 1.00

[4]Amount	determined for Borrowers and their Subsidiaries on a consolidated basis.
[5]	Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio for the Fiscal Quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 and March 31, 2022, Consolidated Fixed Charges shall be annualized during such Fiscal Quarters such that (i) for the calculation of the Fixed Charge Coverage Ratio as of June 30, 2021, Consolidated Fixed Charges for the one month period then ending will be multiplied by twelve (12), (ii) for the calculation of the Fixed Charge Coverage Ratio as of September 30, 2021, Consolidated Fixed Charges for the four month period then ending will be multiplied by three (3), (iii) for the calculation of the Fixed Charge Coverage Ratio as of December 31, 2021, Consolidated Fixed Charges for the seven month period then ending will be multiplied by twelve sevenths (12/7ths) and (iv) for the calculation of the Fixed Charge Coverage Ratio as of March 31, 2022, Consolidated Fixed Charges for the ten month period then ending will be multiplied by six fifths (6/5ths).

EXHIBIT E-3

EXHIBIT B

Changes in Board of Directors

EXHIBIT E-4

[EXHIBIT C]

[Amendments][Notice of Termination] to Material Contracts]

EXHIBIT E-5

[EXHIBIT [C][D]

New Material Contracts]

EXHIBIT E-6

EXHIBIT F

ASSIGNMENT AND ASSUMPTION AGREEMENT

FORM OF ASSIGNMENT AND assumption AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]18 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]19 hereunder are several and not joint.]20 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Credit Facilities (including without limitation any Guaranty included in the Credit Facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

[18]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[19]	Select as appropriate.

[20]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrowers:	1847 Goedeker Inc.
Appliances Connection Inc.

4.	Administrative Agent:	Manufacturers and Traders Trust Company

5.	Credit Agreement:	That certain Credit and Guaranty Agreement, dated as of June 2, 2021 by and among the Borrowers, certain subsidiaries of Borrowers, the financial institutions party thereto from time to time, Manufacturers and Traders Trust Company, as Administrative Agent and the other parties from time to time party thereto

6.	Assigned Interest[s]:

Assignor[s][21]	Assignee[s][22]	Facility Assigned[23]	Aggregate Amount of Commitments/Loans for all Lenders[24]	Amount of Commitments/Loans Assigned[25]	Percentage Assigned of Loans
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: __________________]26

[Page break]

[21]	List each Assignor, as appropriate.

[22]	List each Assignee, as appropriate.

[23]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Commitment”, “Term Loan”, “Revolving Loan”, etc.).

[24]	Amount to be adjusted by the counterparties to take in to account any payments or prepayments made between the Trade Date and the Effective Date.

[25]	Set forth, to a least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder

[26]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][27] Accepted:

Manufacturers and Traders Trust Company, as
Administrative Agent

By:
Title:

[Consented to:][28]

1847 GOEDEKER INC.

By:
Title:

[Consented to:][29]

[NAME OF RELEVANT PARTY]

By:
Title:

[27]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[28]	To be added only if the consent of Borrower Representative is required by the terms of the Credit Agreement.

[29]	To be added only if the consent of the other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b) of the Credit Agreement), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

1. I am the ____________________ of 1847 GOEDEKER INC., a Delaware corporation (the “Borrower Representative”).

2. I have reviewed the terms of Articles 3 and 4 of that certain Credit and Guaranty Agreement, dated as of June 2, 2021 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as defined in the Credit Agreement), by and among the Borrower Representative, Appliances Connection Inc., a Delaware corporation (“Appliances” and together with Borrower Representative, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of Borrowers, the financial institutions party thereto from time to time, Manufacturers and Traders Trust Company, as Administrative Agent and Collateral Agent and the other parties from time to time party thereto, and the definitions and provisions contained in such Credit Agreement relating thereto, and I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph (2) above, I certify, on behalf of Borrower Representative, that:

(i)	attached hereto as Exhibit A are copies of all material governmental waivers and consents required in connection with the consummation of the Transactions (including those referenced in paragraphs (vii) through (x) below);

(ii)	attached hereto as Exhibit B are any (A) employment contracts for any Authorized Officer of any Loan Party, (B) management or similar agreement entered into by any Loan Party, (C) a quality of earnings report with respect to the Closing Date Guarantors and (D) management contracts and non-compete agreements for executive management of Borrowers and Guarantors;

(iii)	attached hereto as Exhibit C are computations set forth in reasonable detail evidencing that (A) Consolidated Adjusted EBITDA for Borrowers and their Subsidiaries for the twelve month period ending as of the last day of the most recently ended Fiscal Quarter ending at least 45 days prior to the Closing Date (calculated on a pro forma basis giving effect to the Transactions), is not less than $25,000,000 and (B) the Total Leverage Ratio as of the Closing Date (for purposes of such pro forma calculation, Consolidated Adjusted EBITDA shall be determined as of the last day of the most recently ended Fiscal Quarter ending at least 45 days prior to the Closing Date) is not greater than 2.25 to 1.00;

(iv)	Goedeker has received proceeds of no less than $[167,000,000] from the issuance of the Capital Stock of Goedeker and attached hereto as Exhibit D is evidence thereof;

(v)	no material adverse change has occurred in the business or condition (financial or otherwise) of (A) Goedeker and its Subsidiaries, taken as a whole, or (B) any Guarantor Subsidiary and its subsidiaries, taken as a whole, in each case since December 31, 2020;

(vi)	there does not exist any action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, challenges the Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents, nor is there any litigation or investigation pending that could reasonably be expected to have a Material Adverse Effect upon the consummation of the Transactions;

(vii)	all Governmental Authorizations, shareholder and corporate consents and all material consents of other Persons, in each case that are necessary in connection with the Transactions and the other transactions contemplated by the Loan Documents, have been obtained, and each of the foregoing is final and in full force and effect. All applicable waiting periods have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions or the other transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing is pending, and the time for any applicable agency to take action to set aside its consent on its own motion has expired;

(viii)	attached hereto as Exhibit D are certified copies of the final executed Closing Date Acquisition Agreement and any escrow agreement, note, guaranty and other material agreement, instrument or document entered into in connection therewith (including all schedules, exhibits, amendments, supplements, modification, assignments and all other documents delivered pursuant thereto or in connection therewith);

(ix)	all conditions precedent to the Closing Date Acquisition set forth in the Closing Date Acquisition Agreement have been satisfied (without any amendment, modification or waiver of any condition that would be adverse to the Lenders without the consent of Administrative Agent) and the Closing Date Acquisition has been consummated in accordance with the Closing Date Acquisition Agreement (without any amendment, modification or waiver of any provision that would be adverse to the Lenders without the consent of Administrative Agent) and with all material requirements of law; and

(x)	Each Transaction to be consummated on the Closing Date has been consummated (or shall, substantially simultaneously be consummated) in accordance with the terms of the documents governing such transactions and otherwise in compliance with all requirements of law.

[Remainder of page intentionally left blank.]

The foregoing certifications are made and delivered as of  _______________, 2021.

By:
Name:
Title:	[Chief Financial Officer][Chief Executive Officer]

Exhibit A

[Material governmental waivers and consents required in connection with the consummation of the Transactions attached]

Exhibit B

[Employment contracts / management agreements / quality of earnings attached]

Exhibit C

[Computations attached]

Exhibit D

[Closing Date Acquisition Documents]

EXHIBIT H

SOLVENCY CERTIFICATE

Reference is made to that certain Credit and Guaranty Agreement, dated as of June 2, 2021 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among 1847 GOEDEKER INC., a Delaware corporation (“Goedeker”), APPLIANCES CONNECTION INC., a Delaware corporation (“Appliances” and together with Goedeker, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers party thereto as “Guarantors”, the financial institutions party thereto from time to time (“Lenders”), Manufacturers and Traders Trust Company, as sole lead arranger and sole book runner, and Manufacturers and Traders Trust Company, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the means ascribed to them in the Credit Agreement.

The undersigned hereby certifies to the Administrative Agent and the Lenders that:

1.	He/she is the [Chief Financial Officer][Treasurer][Finance Director] of the Borrower Representative.

2.	After giving pro forma effect to the Transactions to occur on the Closing Date, the Borrowers and the Loan Parties, taken as a whole, are Solvent.

[Signatures on following pages.]

H-1

By:
Name:
	Title:	[Chief Financial Officer][Treasurer]

H-2

EXHIBIT I

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”), is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of June 2, 2021 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among 1847 GOEDEKER INC., a Delaware corporation (“Goedeker”), APPLIANCES CONNECTION INC., a Delaware corporation (“Appliances” and together with Goedeker, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers party thereto as “Guarantors”, the financial institutions party thereto from time to time (“Lenders”), Manufacturers and Traders Trust Company, as sole lead arranger and sole book runner, and Manufacturers and Traders Trust Company, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the means ascribed to them in the Credit Agreement.

Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof including, without limitation, the Guaranty set forth in Article VII thereof;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document that are applicable to the undersigned is true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

(c) represents and warrants that no event has occurred and is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

(d) agrees to absolutely, irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article VII of the Credit Agreement; and

(e) (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to Collateral Agent, for the benefit of itself and the Secured Parties (as such term is defined in the Pledge and Security Agreement), a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located, (iv) delivers to Collateral Agent true, correct, and complete supplements to all schedules attached to the Pledge and Security Agreement and (v) delivers to the Collateral Agent all other documents, instruments, agreements, certificates, and other deliverables required to grant and to perfect a First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties in substantially all of the assets of the undersigned pursuant to Section 5.10 of the Credit Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Agreement. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.01 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL, BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:

with a copy to:

Attention:

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

MANUFACTURERS AND TRADERS TRUST COMPANY,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT J

COLLATERAL QUESTIONNAIRE CERTIFICATE30

[__________], 2021

The undersigned, the [___________________] of 1847 Goedeker Inc., a Delaware corporation and Appliances Connection, Inc., a Delaware corporation (each a “Borrower” and, together, the “Borrowers”), hereby certifies the following to Manufacturers and Traders Trust Company, as Administrative Agent (the “Agent”) under that certain Credit and Guaranty Agreement, dated as of the date hereof, by and among the Borrowers, the other loan parties party thereto, the financial institutions from time to time party thereto, the Agent and the other parties thereto (the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto (a) in the Credit Agreement and (b) the Uniform Commercial Code as in effect from time to time in the State of New York, as applicable):

A IDENTIFICATION MATTERS

1.	(a) Set forth below is (a) the full, legal, correct and current name of the Borrowers and each Subsidiary of the Borrowers (hereinafter, each an “Entity”) as it appears in its organizational documents, (b) each Entity’s type of organization, (c) each Entity’s jurisdiction of organization, and (d) each Entity’s jurisdictions of qualification:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Jurisdictions of Qualification
1847 Goedeker Inc.	Corporation	Delaware
Appliances Connection Inc.	Corporation	Delaware
1 Stop Electronics Center, Inc.	Corporation	New York
Gold Coast Appliances Inc.	Corporation	New York
Superior Deals Inc.	Corporation	New York
Joe’s Appliances LLC	Limited Liability Company	New York
YF Logistics LLC	Limited Liability Company	New Jersey

(b)	During the 5-year period prior to the Closing Date, the name of each Entity as set forth below in its organizational documentation as filed of record with the applicable state authority has been changed as follows:

Entity	Date of Change	Prior Name(s)

[29]	To be added only if the consent of the other parties is required by the terms of the Credit Agreement.

(c)	Except as set forth below, during the 5-year period prior to the Closing Date, no Entity has existed as a type of organization or has been organized in a jurisdiction other than as specified in Item A.1.(a) above:

Entity	Type of Organization	Jurisdiction of Organization	Dates Applicable

2.	A complete and accurate list of all subsidiaries (including foreign subsidiaries) of each Entity is set forth on the Capitalization Schedule attached hereto. The authorized capital stock (or other ownership or profit interests, the “Equity Interests”) of each Entity, not wholly-owned by another Entity, and the identity of the holders of issued Equity Interests with the percentage of ownership of such subsidiary represented by such Equity Interests of such Entity, are as set forth on the Capitalization Schedule attached hereto. Any preemptive or other outstanding rights, warrants, options, conversion rights or similar agreements or understandings are described on the Capitalization Schedule.

3.	Each Entity’s organizational identification number and federal tax identification number is:

Entity	Organizational Identification Number	Federal Tax Identification Number

B	LEGAL MATTERS

1.	A list of all of the material contracts to which any Entity is a party or by which such Entity is bound is set forth below.

2.	Each Entity’s fiscal year ends on [________] of each year.

3.	During the 5-year period preceding the Closing Date no Entity has been party to any merger, consolidation, stock acquisition or purchase of all or a substantial portion of the assets of any Person, except:

C	NATURE OF OPERATIONS AND LOCATIONS

1.	The following is a brief description of each Entity’s business:

Entity	Business Description

2.	Each location at which any Entity owns or leases real property or maintains any books, records, inventory, equipment or assets is set forth in the table below, including for each such location a street address (including county), an indication of whether the location is owned by the applicable Entity, leased by the applicable Entity (and, if so, the name and address of the owner of the location) or operated by a third party, such as a warehouseman or processor (and, if so, the name and address of such third party). The chief executive office of Parent and its subsidiaries is indicated in the table below with an asterisk (*). Any property listed below which is subject to a mortgage is indicated in the table below with three asterisks (***).

Entity	Address (including county)	Description of Property	Owned, Leased, Operated by Third Party	Name and Address of Owner (if leased) or Third-Party Operator (if operated by a third party)

With respect to properties operated by a third party, please provide us with copies of any agreements between such third party and the applicable Entity.

3.	Set forth below is the information required by Item C.2. with respect to any other location or place of business maintained by an Entity at any time during the past five years:

Entity	Address (including county)	Owned/Leased/Operated by Third Party	Name and Address of Owner (if leased) or Third-Party Operator (if operated by a third party)

4.	Except as set forth below, all Accounts of each Entity have been originated by such Entity and all Inventory and other goods of each Entity have been acquired by such Entity in the ordinary course of its business:

D	FINANCING MATTERS

1.	No Entity has any debt, except as set forth on the Debt Schedule attached hereto.

2.	Any current creditors of any Entity that will be refinanced in connection with the funding of the Loans on the Closing Date are as follows:

3.	Each Entity’s assets are owned free and clear of any consensual liens, except for the consensual liens set forth on the Lien Schedule attached hereto.

4.	No Entity has made any loans to, or otherwise made any investments in, any other Persons, except as follows:

5.	No Entity has any contingent obligations, except as set forth on the Contingent Obligation Schedule attached hereto.

E	SPECIAL COLLATERAL

1.	A complete and accurate list of all certificated securities (other than those of a subsidiary specified in Item A.2) owned by each Entity is set forth on the Certificated Securities Schedule attached hereto.

2.	A complete and accurate list of all instruments, tangible chattel paper and documents owned by each Entity is set forth on the Instruments, Tangible Chattel Paper and Documents Schedule attached hereto.

3.	A complete and accurate list of all letters of credit under which any Entity is a beneficiary is set forth on the Letters of Credit Schedule attached hereto.

4.	A complete and accurate list of all commercial tort claims of each Entity is set forth on the Commercial Tort Claims Schedule attached hereto.

5.	All financial institutions at which any Entity maintains deposit accounts, investment accounts, securities accounts or similar accounts, together with the account number, and a description for each such account (including the recent value), are:

Entity	Financial Institution(s) where Accounts Maintained	Name of Account	Account Numbers	Purpose of Account (i.e. operating account, payroll account, etc.)	Recent Value

6.	All patents, trademarks and copyrights owned by each Entity as of the date hereof, all patent licenses, trademark licenses and copyright licenses to which such Entity is a party as of the date hereof, and all patent applications, trademark applications and copyright applications made by each Entity as of the date hereof are listed on the Intellectual Property Schedule attached hereof.

7.	A complete and accurate list of all vessels, vehicles, equipment and aircraft owned by each Entity subject to a certificate of title.

IN WITNESS WHEREOF, the undersigned has executed this Collateral Questionnaire Certificate effective as of the date first written above.

Name:
Title:

LIST OF SCHEDULES TO

COLLATERAL QUESTIONNAIRE

Capitalization Schedule

Debt Schedule

Lien Schedule

Certificated Securities Schedule

Instruments, Tangible Chattel Paper and Documents Schedule

Letters of Credit Schedule

Commercial Tort Claims Schedule

Intellectual Property Schedule